Exhibit 10.5
Execution Version
AGREEMENT AND
PLAN OF MERGER
among
CMP SUSQUEHANNA CORP.,
CMP MERGER CO.,
SUSQUEHANNA PFALTZGRAFF CO.
and
THE STOCKHOLDERS’ REPRESENTATIVE
dated as of October 31, 2005

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

iii

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 31, 2005, is by and among Susquehanna Pfaltzgraff Co., a Delaware corporation (“SPC”), CMP Susquehanna Corp., a Delaware corporation (“Acquiror”), CMP Merger Co., a Delaware corporation and a direct wholly-owned subsidiary of Acquiror (“Merger Sub”), and Craig W. Bremer, solely in his capacity as the initial Stockholders’ Representative (as defined herein) for the limited purposes described herein.
RECITALS
     A. SPC and Acquiror have determined to engage in a business combination whereby Merger Sub will be merged with and into SPC, with SPC continuing as the surviving corporation of such merger and a direct wholly-owned subsidiary of Acquiror.
     B. The respective boards of directors of SPC, Acquiror and Merger Sub have approved and declared advisable this Agreement and the Merger (as defined below).
     C. To induce Acquiror to enter into this Agreement, each of the Principal Stockholders have executed a Principal Stockholder’s agreement (each, a “Principal Stockholder’s Agreement”) with Acquiror in the form of Exhibit A and, contemporaneously with the execution of this Agreement, have delivered to SPC Written Consents representing more than a majority of the outstanding voting securities of SPC.
     D. Prior to or at the Effective Time (as defined herein), Acquiror, an escrow agent to be mutually selected by Acquiror and SPC (the “Escrow Agent”) and the Stockholders’ Representative will enter into an escrow agreement (the “Escrow Agreement”) substantially in the form of Exhibit B.
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions.
     For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:
     “Accountants” means independent certified public accountants.
     “Accounting Expert” means PricewaterhouseCoopers LLP, an independent registered public accounting firm as defined under the Exchange Act and, if PricewaterhouseCoopers LLP is not available or otherwise unable to perform its duties, another impartial nationally recognized firm of U.S. independent certified public accountants (other than Acquiror’s Accountants, SPC’s Accountants or the Stockholders’ Representative’s Accountants) appointed by Acquiror’s Accountants and the Stockholders’ Representative’s Accountants jointly and reasonably acceptable to Acquiror and the Stockholders’ Representative.
     “Acquiror” has the meaning set forth in the first paragraph of this Agreement.
     “Acquiror Documents” has the meaning set forth in Section 4.2.

     “Acquiror Indemnified Parties” has the meaning set forth in Section 9.2(a).
     “Acquiror Plan” has the meaning set forth in Section 5.8(e).
     “Acquiror Required Consents” has the meaning set forth in Section 7.1(1).
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
     “Aggregate LLC Deposit Amount” means $60,000,000.
     “Antitrust Divisions” has the meaning set forth in Section 5.4(d)(1).
     “Applications” has the meaning set forth in Section 5.4(d)(2).
     “Appurtenances” means all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land, including all easements appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.
     “Assets” means all properties, assets, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description, wherever located, which are directly or indirectly owned or used in the conduct of the Business or the operation of any of the Stations, including, the Governmental Authorizations, Tangible Personal Property, Real Property, Contracts, Intellectual Property Assets, Programs, FCC Logs and Business Records, and including any replacement of and addition to such assets between the date hereof and the Effective Time.
     “Award Shares” has the meaning set forth in Section 2.10(f).
     “Balance Sheet” has the meaning set forth in Section 3.4(a).
     “Base Merger Consideration” means $1,150,000,000.
     “Bridge Capital Escrow Amount” means the amount deposited in the Escrow Account pursuant to Section 9.2(b).
     “Bridge Capital Losses” has the meaning set forth in Section 9.2(b).
     “Bridge Capital Matter” has the meaning set forth in Section 9.2(b).
     “Business” means the ownership and operation of the Stations by the Radio Subsidiaries pursuant to licenses, permits and authorizations issued by the FCC, excluding any other businesses or operations of any nature conducted by SPC, its Subsidiaries and Affiliates, including Susquehanna Pfaltzgraff

Investments, Inc., The Pfaltzgraff Co., SMC Interactive, Inc., Susquehanna Real Estate, LLC, Susquehanna Pfaltzgraff Services, Inc., Susquehanna Cable Co., Media PCS Ventures, Inc., SPC Insurance Co., Susquehanna Fiber Systems, Inc. or any of their respective direct or indirect Subsidiaries.
     “Business Day” means any day other than (a) a Saturday or Sunday or (b) any other day on which banks in the city of New York are permitted or required to be closed.
     “Business Financial Statements” has the meaning set forth in Section 5.12.
     “Business Records” means all statements, books and financial reports, advertising reports, programming studies, consulting reports, marketing data, technical information specifications, engineering drawings and reports, manuals, computer programs, tapes and software, personnel records, marketing and listener lists, lists of vendors and other suppliers and other information in tangible form used in or related to the operations of the Business.
     “Cable Agreements” means the Cable Asset Purchase Agreement, the Cable Redemption Agreement and the Cable Escrow Agreement.
     “Cable Asset Purchase Agreement” means that certain Asset Purchase Agreement dated October 31, 2005, by and between Susquehanna Cable Co. and Comcast Corporation, as such agreement is amended or otherwise modified, pursuant to which Susquehanna Cable Co. and its Subsidiaries have agreed to consummate a transaction constituting a Cable Transaction.
     “Cable Escrow Agreement” means that certain Escrow Agreement dated October 31, 2005, by and between SMC, Susquehanna Cable Co. and J.P. Morgan Trust Company, National Association as such agreement is amended or otherwise modified.
     “Cable Redemption Agreement” means that certain Redemption Agreement dated October 31, 2005 by and among Susquehanna Cable Co., SMC, SPC and Lenfest York, Inc., as such agreement is amended or otherwise modified, pursuant to which Susquehanna Cable Co. and its Subsidiaries have agreed to consummate a transaction constituting a Cable Transaction.
     “Cable Transaction” means the sale, transfer, disposal or other conveyance by SMC of all or substantially all of its rights and interests, direct or indirect, in the cable and related assets and businesses of Susquehanna Cable Co. and its Subsidiaries, effected, by sale, merger, redemption, distribution, liquidation or other conveyance or disposition transaction, or by a combination of such transactions, either pursuant to the Cable Agreements, definitive Agreements in respect of the Cable Transaction entered into with an alternative purchaser, or otherwise pursuant to Section 5.3 hereof.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
     “Certificate of Merger” has the meaning set forth in Section 2.2.
     “Claim Notice” has the meaning set forth in Section 9.4(a).
     “Closing” means the closing of the Transaction.
     “Closing Date” has the meaning set forth in Section 2.3.
     “Closing Date Financial Statements” has the meaning set forth in Section 2.12(a).

     “Closing Merger Consideration” has the meaning specified for such term in Section 2.9(c).
     “Closing Merger Payment” has the meaning set forth in Section 2.9(b)(1).
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
     “Comcast Cable Transaction” means the Cable Transaction occurring pursuant to the Cable Agreements.
     “Commission Authorizations” means any and all licenses, permits, approvals, construction permits, antenna registrations and other authorizations issued or granted by the FCC to any of the Radio Subsidiaries including any and all auxiliary and/or supportive transmitting and/or receiving facilities, boosters, and repeaters, together with any and all renewals, extensions, or modifications thereof and additions thereto between the date of this Agreement and the Effective Time.
     “Commitment Letters” has the meaning set forth in Section 4.3.
     “Communications Act” means the Communications Act of 1934, as amended.
     “Consent” means all licenses, permits (including construction permits), certificates, waivers, amendments, consents, franchises, exemptions, variances, expirations and terminations of any waiting period requirements, other actions by, and notices, filings, registrations, qualifications, declarations and designations with, any Person and other authorizations and approvals, including Governmental Authorizations.
     “Contracts” means all contracts, agreements, orders, commitments, arrangements and understandings, written or oral, to which SPC in connection with the Business or any Radio Subsidiary or any affiliate or predecessor thereof, is a party, including all leases, program licenses, contracts to broadcast products or programs on the Stations, and employment, confidentiality and indemnification agreements, advertising contracts, Real Property Leases and Personal Property Leases.
     “Credit Agreement” means that certain credit agreement dated as of February 20, 2004, among SMC, the Lender parties thereto, and Wachovia Bank, National Association, as issuing bank and as agent.
     “Debenture Offer” has the meaning set forth in Section 5.11(a).
     “Debentures” has the meaning set forth in Section 5.11(a).
     “Debt” of any Person means all obligations (including premiums, breakage fees, prepayment penalties and accrued interest) of such Person for borrowed money, all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, all such obligations of such Person to pay the deferred purchase price of property or services (except trade accounts payable in the Ordinary Course of Business), all obligations of such Person under any lease of any property (whether real, personal or mixed) which is or should be accounted for as a capital lease on the balance sheet of that Person in accordance with GAAP, all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, letter of credit, guaranty or similar instrument, all overdraft obligations, and all similar obligations of other Persons secured by an Encumbrance on any asset of such Person.

     “DGCL” means the General Corporate Law of the State of Delaware.
     “Dissenting Shares” has the meaning set forth in Section 2.10(g).
     “Disposition” has the meaning set forth in Section 5.3.
     “Effective Time” has the meaning set forth in Section 2.2.
     “Employee Plans” has the meaning set forth in Section 3.16(a).
     “Employees” means all employees of the Radio Subsidiaries except SMC. “Employees” shall not refer to or include any individual performing services in connection with the Business who a Radio Subsidiary has classified as an independent contractor as of immediately prior to the Closing.
     “Encumbrance” means any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, defect in title, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.
     “Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.
     “Environmental Laws” means any Legal Requirement (including common law), Governmental Authorization or agreement with any Governmental Body or third party relating to (i) the protection of the environment or human health and safety (including air, surface water, ground water, drinking water supply, and surface or subsurface land or structures), (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, release or disposal of, any Hazardous Material or (iii) noise or odor.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” has the meaning set forth in Section 3.16(a).
     “Escrow Account” has the meaning set forth in Section 2.13.
     “Escrow Agent” has the meaning set forth in the Recitals.
     “Escrow Agreement” has the meaning set forth in the Recitals.
     “Escrow Amount” means the Indemnity Escrow Amount, plus the Net Working Capital Escrow Amount, if any, plus the Excluded Liabilities Escrow Amount, if any, plus the Tax Escrow Amount, if any, plus the Bridge Capital Escrow Amount.
     “Escrow Payments” has the meaning set forth in Section 2.10(a).
     “ESOP” has the meaning set forth in Section 5.8(a).
     “ESOP Aggregate Additional Amount” means the aggregate ESOP Share Additional Amounts payable in the Merger with respect to all ESOP Stock (other than shares of ESOP Stock that are Dissenting Shares).

     “ESOP Share Additional Amount” means the dollar amount per share specified by the SPC Board of Directors prior to Closing in a duly adopted resolution as payable with respect to the shares of ESOP Common Stock pursuant to the Stock Exchange and Purchase Agreement dated May 12, 1999.
     “ESOP Trust” means the Susquehanna Pfaltzgraff Co. Employee Stock Ownership Trust.
     “Exchange Act” means the Securities Exchange Act of 1934.
     “Exchange Merger Consideration” has the meaning set forth in Section 2.11(a).
     “Excluded Liabilities” means (i) any Debt of SPC or the Radio Subsidiaries, (ii) any liabilities or obligations of any nature whatsoever, known or unknown, fixed or contingent, statutory, contractual or otherwise, disclosed or undisclosed, whether or not accrued, to the extent arising from or related to any assets, business or operations of SPC, its Subsidiaries or Affiliates to the extent such liabilities do not relate exclusively to the Business, including liabilities in respect of the entities, businesses or assets subject to the Disposition, or otherwise disposed of or discontinued on or prior to the date hereof, all liabilities, costs and expenses in respect of the obligations described in Section 5.3(b), and SPC, SMC or other holding company level liabilities or obligations not exclusively related to the Business, including severance and other costs and liabilities in respect of any employees who are not Employees (not inclusive, however, of Excluded Taxes) and (iii) all amounts due or to become due to UBS Securities LLC pursuant to that certain engagement agreement dated March 16, 2005, and all amounts due or to become due to other investment bankers, brokers, accountants, consultants, experts or other advisors to SPC, its Subsidiaries or the Stockholders’ Representative and to legal counsel of SPC, its Subsidiaries or the Stockholders’ Representative in connection with the transactions provided for herein or transactions contemplated as an alternative to the transactions provided for herein, including all expenses and costs for all activities preparatory thereto, or related to the planning, structuring, negotiation or consummation thereof.
     “Excluded Liabilities Escrow Amount” has the meaning set forth in Section 2.8(b).
     “Excluded Taxes” has the meaning set forth in Section 9.2(a).
     “FAA” means the Federal Aviation Administration.
     “Facilities” means any real property, leasehold or other interest in real property currently owned or operated by a Radio Subsidiary, including the Tangible Personal Property at the respective locations of the Real Property specified in Sections 3.7 and 3.8.
     “FCC” means the Federal Communications Commission.
     “FCC Consent” means action by the FCC granting the Applications and providing its consent to the transfer of control of the Commission Authorizations pursuant to the Merger.
     “FCC Logs” means all FCC logs and similar records that relate to the operation of the Stations.
     “Final Excluded Liabilities Adjustment Amount” has the meaning set forth in Section 2.12(a).
     “Final Excluded Liabilities Amount” has the meaning set forth in Section 2.12(a).

     “Final Order” means an FCC Consent, with respect to which no action, request for stay, petition for rehearing or reconsideration, appeal or review by the FCC on its own motion is pending and as to which the time for filing or initiation of any such request, petition, appeal or review has expired.
     “Final Net Working Capital” has the meaning set forth in Section 2.12(a).
     “Final Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.12(a).
     “Final Tax Adjustment Amount” has the meaning set forth in Section 2.12(a).
     “Final Tax Amount” has the meaning set forth in Section 2.12(a).
     “Financial Statements” means collectively the Business Financial Statements and the financial statements described in Sections 3.4(a) and (b) hereof.
     “Financing” has the meaning set forth in Section 5.12.
     “GAAP” means generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis.
     “Governing Documents” means, with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.
     “Governmental Authorization” means all licenses (including Commission Authorizations), permits (including construction permits), certificates, waivers, amendments, consents, exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to the HSR Act), other actions by, and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals and issued by or obtained from a Governmental Body or pursuant to any Legal Requirement, excluding authorization, approvals or filings related to service marks, trademarks, patents or copyrights.
     “Governmental Body” means any domestic, foreign, federal, territorial, state or local government authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization, or any regulatory, administrative or other agency or any political or other subdivision, department or branch of any of the foregoing with competent jurisdiction.
     “Ground Lease” means any long-term lease of Land in which most of the rights and benefits comprising ownership of the Land, Improvements and Appurtenances thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.
     “Hazardous Material” means and includes any and all pollutants, contaminants, hazardous substances or materials (as defined in any of the Environmental Laws), hazardous wastes, toxic pollutants, toxic substances (as defined in any of the Environmental Laws), deleterious substances, caustics, radioactive substances or materials, hazardous materials, and any and all other sources of pollution or contamination, or terms of similar import, that are identified, listed either individually or as part of a category or subcategory or regulated under any Environmental Law as any such Environmental Law existed prior to or as of the Closing Date (i.e., without regard to any amendment, modification or interpretation after the Closing Date in a manner increasing liabilities or obligations with respect to any such substance), and including crude oil or any fraction thereof, petroleum and its derivatives and by-products, natural or synthetic gas, any other hydrocarbons, heavy metals, asbestos, lead, lead-based paint, nuclear fuel and polychlorinated biphenyls.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act.
     “Improvements” means all antenna towers, guy anchors, ground radials, buildings, structures, fixtures and improvements that are located on the Land, including those under construction.
     “Indemnified Parties” has the meaning set forth in Section 9.3.
     “Indemnifying Party” has the meaning set forth in Section 9.4(a).
     “Indemnity Agreement” means each of the three Indemnity Agreements in the form set forth on Exhibit C hereto.
     “Indemnity Escrow Amount” means $34,500,000.
     “Indenture” means that certain indenture dated as of April 23, 2003, between SMC and J.P. Morgan Trust Company, National Association, as trustee.
     “Initial Order” has the meaning set forth in Section 5.4(d)(2).
     “Intangibles” means the call letters of the Stations, and all copyright registrations, trademarks, trademark registrations, patents, service marks, logos, slogans, jingles, service names, trade names, applications for any of the foregoing, domain names and names of web sites held or used in connection with the operation of the Stations and any licenses (other than for shrink-wrap software), and all goodwill associated with any of the foregoing.
     “Intellectual Property Assets” has the meaning set forth in Section 3.13.
     “Interim Balance Sheets” means collectively the SPC Interim Balance Sheets and the SRC Interim Balance Sheets.
     “Kansas City Transaction” means the sale of substantially all of the assets of 1051 FM, LLC and Susquehanna Kansas City Partnership.
     “Kansas City Transaction Agreement” means that certain Asset Purchase Agreement dated October 31, 2005, by and among CMP KC Corp. purchaser, and 1051FM, LLC and Susquehanna Kansas City Partnership, as sellers (the “Kansas City Sellers”), pursuant to which the parties have agreed to consummate the Kansas City Transaction.
     “Knowledge” means (i) with respect to SPC and the Radio Subsidiaries, the collective actual knowledge of the Vice President of Human Resources and the Vice President/General Counsel of SPC, the President of SMC and the following officers of Susquehanna Radio Corp.: the President, the Senior

Vice President/Controller, the Vice President/Administration and the Vice President/Director of Engineering and the Persons identified on Schedule 1.1(a); and (ii) with respect to Acquiror, the collective actual knowledge of Acquiror’s executive officers.
     “Land” means all parcels and tracts of land in which a Radio Subsidiary has an ownership interest, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way.
     “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.
     “Lenders” means those Persons to which Debt is owed by SPC and the Radio Subsidiaries.
     “Letter of Transmittal” has the meaning set forth in Section 2.11(b).
     “LLC Deposit Amount” means $20,000,000.
     “Losses” means any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties and costs and expenses (including reasonable attorneys’ fees and reasonable out of pocket disbursements).
     “Majority in Interest” has the meaning set forth in Section 2.15(d).
     “Material Adverse Effect” means any change, event, circumstance or occurrence that, individually or in the aggregate, is (or would reasonably be expected to be) materially adverse to the condition (financial or otherwise) assets, liabilities, results of operations or prospects of the Business, taken as a whole, or any material impairment or delay of SPC’s ability to effect the Closing or to perform its obligations under this Agreement other than any (i) change, event, circumstance, occurrence, impairment or delay occurring or arising after the date hereof (A) relating to any general, national, international or regional economic or financial conditions generally affecting the commercial radio broadcast industry that does not disproportionately (compared with other radio operators) affect the Business, (B) resulting from or otherwise attributable to the public announcement of the Transaction, the identity of Acquiror or the public announcement of any other transaction by Acquiror, (C) resulting from any action taken by Acquiror with respect to the exercise of its rights under Section 5.5(a), (D) relating to the radio industry generally due to competition from outside the terrestrial commercial radio broadcast industry that does not disproportionately (compared with other radio operators) affect the Business, (E) due to, resulting from or otherwise attributable to any violation of the terms of this Agreement by Acquiror, or (F) any change, event, circumstance, or occurrence described and referred to in Schedule 6.2(f); or (ii) change in a Legal Requirement or accounting standards or interpretations thereof that is of general application.
     “Material Contracts” has the meaning set forth in Section 3.20(a).
     “Material Insurance Policies” has the meaning set forth in Section 3.21.
     “Merger” has the meaning set forth in Section 2.1.
     “Merger Consideration” has the meaning set forth in Section 2.9(a).
     “Merger Sub” has the meaning set forth in the first paragraph of this Agreement.

     “Net Working Capital” means all current assets of SPC and the Radio Subsidiaries on a consolidated basis, minus all current liabilities of SPC and the Radio Subsidiaries on a consolidated basis, determined in accordance with GAAP on a basis consistent with the preparation of the Balance Sheet, excluding cash, Tax assets, any Excluded Taxes, any Excluded Liabilities and any intercompany liabilities between SPC and any Radio Subsidiary or among the Radio Subsidiaries. Current liabilities shall include (i) all amounts paid for the sale of airtime to be aired after the Effective Time and (ii) the value of any trade or barter received for airtime to be aired after the Effective Time, and shall exclude all liabilities related to the Bridge Capital Matter.
     “Net Working Capital Escrow Amount” means the amount deposited in the Escrow Account pursuant to Section 2.8(a).
     “Net Working Capital Target Amount” means $34,289,129.
     “Non-Real Estate Encumbrances” has the meaning set forth in Section 3.9(b).
     “Order” means any order, decision, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.
     “Ordinary Course of Business” means an action taken by a Person consistent in nature, scope and magnitude with the past practices of such Person and taken in the ordinary course of the normal, day-to-day operations of such Person.
     “Paying Agent” has the meaning set forth in Section 2.11(a).
     “Payment Date” has the meaning set forth in Section 2.12(e).
     “Pending Applications” has the meaning set forth in Section 3.11(a).
     “Permitted Encumbrances” means the Real Estate Encumbrances and the Non-Real Estate Encumbrances.
     “Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.
     “Personal Property Leases” means leases for all Tangible Personal Property.
     “Post-Closing Taxes” means (i) any Taxes for periods beginning after the Closing Date and (ii) with respect to a Straddle Period (A) in the case of any Tax based upon or related to income or receipts, the post-Closing portion of such Tax shall be deemed equal to the amount that would be payable if the relevant taxable period began the day after the Closing Date, and (B) in the case of any real or personal property Tax or any other Tax not described in the next sentence or in clause (A), the post-Closing portion of such Tax shall be deemed equal to the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period beginning after the Closing Date and the denominator of which is the number of days in the entire taxable period. Sales and use taxes shall be deemed to accrue as property is purchased, sold, used, or transferred, as reflected on the books and records of the Business.
     “Pre-Closing Taxes” means (i) all Taxes for periods that end on or prior to the Closing Date and (ii) with respect to a Straddle Period (A) in the case of any Tax based upon or related to income or receipts, the pre-Closing portion of such Tax shall be deemed equal to the amount that would be payable if the relevant taxable period ended the day of the Closing, and (B) in the case of any real or personal property Tax or any other Tax not described in the next sentence or in clause (A), the pre-Closing portion of such Tax shall be deemed equal to the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire taxable period. Sales and use taxes shall be deemed to accrue as property is purchased, sold, used, or transferred, as reflected on the books and records of the Business. All Taxes arising from, relating to, or agreed to in connection with (including any obligation relating to Taxes agreed to in the Cable Agreements) the transactions contemplated under Section 5.3 shall be “Pre-Closing Taxes”.
     “Preliminary Excluded Liabilities Payoff Amount” means the amount required to discharge all Excluded Liabilities identifiable as of the Closing Date, as determined pursuant to Section 2.8(b).
     “Preliminary Net Working Capital” has the meaning set forth in Section 2.8(a).
     “Preliminary Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.8(a).
     “Preliminary Tax Amount” has the meaning set forth in Section 2.8(c).
     “Principal Stockholder’s Agreement” has the meaning set forth in the Recitals.
     “Principal Stockholder Common Stock” means the shares of SPC Common Stock held by each of the Principal Stockholders, as set forth below:

Louis J. Appell Residuary Trust	5,861,800 shares
fbo Louis J. Appell, Jr.

Goshawk, LLC	6,008,322 shares

Priam, LLC	5,922,793 shares
     “Principal Stockholders” means the Louis J. Appell Residuary Trust fbo Louis J. Appell, Jr., Goshawk, LLC and Priam, LLC.
     “Principal Stockholder LLC” means each of the three limited liability companies to be formed by Acquiror prior to Closing and further identified on Exhibit D, each of which shall be subject to a limited liability company operating agreement, the material terms of which are described on such Exhibit and otherwise to be in a form and have such terms as are consistent with its purpose and otherwise reasonably acceptable to Acquiror and SPC. “Principal Stockholder LLCs” shall mean all three of the Principal Stockholder LLCs. When the term “related” is used in connection with a Principal Stockholder LLC, it refers to the Principal Stockholder LLC named after the Principal Stockholder, the entire membership interest in which will be assigned to such Principal Stockholder in the Merger.
     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     “Programs” means all computer systems (including without limitation, management information and order systems, hardware, software, servers, computers, printers, scanners, monitors, peripheral and accessory devices, and the related media, manuals, documentation, and user guides) of or used by or in the operation of the Business, all related claims, credits, and rights of recovery and set-off with respect thereto, and all of the right, title, and interest (including by reason of license or lease) of SPC, the Radio Subsidiaries or the Stations in or to any software, computer program, or software product owned, used, developed, or being developed by or for any of the Stations or otherwise by SPC or the Radio Subsidiaries, whether for internal use or for sale or license to others, and any software, computer program, or software product licensed by SPC or the Radio Subsidiaries , and all proprietary rights of SPC, the Radio Subsidiaries or the Stations, whether or not patented or copyrighted, associated therewith.
     “Proximate Cause Party” has the meaning set forth in Section 8.2(a).
     “Radio Subsidiaries” means Susquehanna Media Co., Susquehanna Radio Corp., WSBA Lico, Inc., WVAE Lico, Inc., WNNX Lico, Inc., Radio Cincinnati, Inc., WRRM Lico, Inc., Radio Indianapolis, Inc., WFMS Lico, Inc., Indianapolis Radio License Co., Indy Lico, Inc., Radio Metroplex, Inc., Radio San Francisco, Inc., KFFG Lico, Inc., KRBE Radio, Inc., KRBE Broadcasting, Inc., KRBE Lico, Inc., KNBR, Inc., Bay Area Radio Corp., KNBR Lico, Inc., KPLX Lico, Inc., KLIF Broadcasting, Inc., KLIF Lico, Inc., KPLX Radio, Inc., KLIF Radio, Inc., Texas Star Radio, Inc., Sunnyside Communications, Inc., S.C.I. Broadcasting, Inc., Susquehanna Radio Services, Inc., Susquehanna License Co., LLC, KLIF Broadcasting Limited Partnership, KPLX Limited Partnership and KRBE Limited Partnership.
     “Real Estate Encumbrances” has the meaning set forth in Section 3.9(a).
     “Real Property” means the Land and Improvements and all Appurtenances thereto and any Real Property Lease.
     “Real Property Lease” means any Ground Lease or Space Lease.
     “Related Person” means (i) with respect to a particular individual, (a) each other member of such individual’s Family, (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family, (c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest, and (d) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity) and (ii) with respect to a specified Person other than an individual, (a) any Person that is an Affiliate of such specified Person, (b) any Person that holds a Material Interest in such specified Person, (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity), (d) any Person in which such specified Person holds a Material Interest, and (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition, (i) the “Family” of an individual includes (a) the individual, (b) the individual’s spouse, (c) the individual’s mother, father, mother-in-law or father-in-law and (d) any other natural person who resides with such individual and (ii) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.
     “Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

     “Report” means all documents filed by SPC or any Radio Subsidiary with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, including such filings on Form 10-K, Form 10-Q, Form 8-K and Schedule 14A, and all schedules and exhibits thereto.
     “Requisite Consents” has the meaning set forth in Section 5.11(a).
     “Reserve Amount Rights” has the meaning set forth in Section 2.10(a).
     “Review Period” has the meaning set forth in Section 2.12(b).
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933.
     “Securities Act Affiliate” has the meaning set forth in Section 5.10.
     “SMC” means Susquehanna Media Co.
     “Solicitation” has the meaning set forth in Section 5.11(a).
     “Space Lease” means any lease, license or rental agreement pertaining to the occupancy of any improved space, including antenna towers, on any Land that is not a Ground Lease.
     “SPC” has the meaning set forth in the first paragraph of this Agreement.
     “SPC Award” has the meaning set forth in Section 2.10(f).
     “SPC Certificates” has the meaning set forth in Section 2.10(c).
     “SPC Confidentiality Agreement” means the letter agreement, dated May 10, 2005, between UBS Securities LLC, on behalf of SPC, and Cumulus Media Inc.
     “SPC Dissenting Holder” has the meaning set forth in 2.10(g).
     “SPC Documents” has the meaning set forth in Section 3.2(a).
     “SPC ESOP Common Stock” means the ESOP Common Stock, par value $0.01, of SPC.
     “SPC Indemnified Parties” has the meaning set forth in Section 9.3.
     “SPC Interim Balance Sheet” has the meaning set forth in Section 3.4(a).
     “SPC Nonvoting Common Stock” means the Class A Nonvoting Common Stock, par value $0.01, of SPC.
     “SPC Pre-Closing Return” has the meaning set forth in Section 5.14(b).
     “SPC Required Consents” means the Governmental Authorizations referred to in Section 5.4(d).

     “SPC Return” has the meaning set forth in Section 5.14(a).
     “SPC Stock” means collectively all of the issued and outstanding shares of SPC Voting Common Stock, SPC ESOP Common Stock and SPC Nonvoting Common Stock.
     “SPC Stockholder” means a holder of record of one or more shares of SPC Stock.
     “SPC Stockholder Reserve Amount” means $40,000,000.
     “SPC Straddle Period Return” has the meaning set forth in Section 5.14(c).
     “SPC Voting Common Stock” means the Common Stock, par value $0.01, of SPC.
     “SRC” means Susquehanna Radio Corp.
     “SRC Interim Balance Sheet” has the meaning set forth in Section 3.4(b).
     “Statement of Objections” has the meaning set forth in Section 2.12(c).
     “Station” or “Stations” means, as the context requires, the commercial radio broadcast stations listed on Schedule 1.1(c) owned and operated by the Radio Subsidiaries.
     “Stockholders’ Representative” shall mean Craig W. Bremer, or any other Person selected as a successor thereto in accordance with the provisions of Section 2.15 hereof.
     “Straddle Period” means taxable periods which begin before the Closing Date and end after the Closing Date.
     “Subsidiary” means, with respect to any Person, any entity whether incorporated or unincorporated of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.
     “Successor Stockholders’ Representative” has the meaning set forth in Section 2.15(e).
     “Surviving Corporation” has the meaning set forth in Section 2.1.
     “Tangible Personal Property” means all antennas, studio equipment, electrical devices, transmission equipment (including transmitter towers and transmitters), machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, spare parts, music libraries, vehicles and other items of tangible personal property of every kind owned or leased by a Radio Subsidiary or used in the Business (wherever located and whether or not carried on the books of a Radio Subsidiary), together with (i) all replacements thereof, additions and alterations thereto, and substitutions therefor, made between the date hereof and the Effective Time and (ii) any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.
     “Tax” means any foreign, United States federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, abandoned or unclaimed property, escheat, estimated, or other tax, fee, assessment, levy, tariff or charge of any kind whatsoever imposed by or under the authority of a Governmental Body (including any tax imposed by reason of a disallowance of any deduction or loss, including under Section 162, 163, 164, 165, 166, 167, 168, 170, 172, 174, 175, 179, 197, 198, 263, 263A, 265, 267, 269, 280G or 280H of the Code), including any interest, penalty or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the liability of any other Person for any of the foregoing items.
     “Tax Difference” has the meaning set forth in Section 5.14(d).
     “Tax Escrow Amount” means the amount deposited in the Escrow Account pursuant to Section 2.8(c).
     “Tax Return” means any return (including any amended return or information return), report, statement, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “Third-Party Claim” has the meaning set forth in Section 9.4(a).
     “Transaction” means the collective transactions contemplated by this Agreement, including the Merger.
     “U.S. Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
     “Written Consent” has the meaning set forth in Section 3.2(a).
     Section 1.2 Usage.
     (a) Interpretation. In this Agreement, unless a clear contrary intention appears:
     (1) the singular number includes the plural number and vice versa;
     (2) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;
     (3) reference to any gender includes each other gender;
     (4) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;
     (5) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;
     (6) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;
     (7) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;
     (8) “or” is used in the inclusive sense of “and/or”;
     (9) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;
     (10) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto;
     (11) the terms “Dollars” and “$” mean United States Dollars; and
     (12) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement.
     (b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.
     (c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.
     (d) Satisfaction of Obligations. Any obligation of SPC under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at SPC’s sole and exclusive option, either by SPC directly or by an Affiliate or designee of SPC that SPC causes to satisfy, meet or fulfill such obligation, in whole or in part. Any obligation of Acquiror or Merger Sub may be satisfied, met or fulfilled, in whole or in part, at their sole and exclusive option, either by Acquiror or Merger Sub directly or by an Affiliate or designee of Acquiror or Merger Sub that Acquiror or Merger Sub causes to satisfy, meet or fulfill such obligations, in whole or in part; provided that Acquiror’s and Merger Sub’s obligations to engage in and complete the Merger contemplated hereunder shall not be met or fulfilled, in whole or in part, by Affiliates or designees other than Affiliates and designees that are corporations duly organized, validly existing and in good standing under the laws of their respective States of incorporation.
ARTICLE II
THE MERGER
     Section 2.1 The Merger.
     Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into SPC, in accordance with the DGCL and with the effect provided therein (the

“Merger”). SPC shall be the surviving corporation (the “Surviving Corporation”) and shall become a direct wholly-owned subsidiary of Acquiror and the separate corporate existence of Merger Sub shall cease.
     Section 2.2 Effective Time.
     Subject to the provisions of this Agreement, the parties will cause the Merger to be consummated by filing an appropriate certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL on the Closing Date. The Merger will become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”).
     Section 2.3 Closing of the Merger.
     The Closing will take place at a time and on the date selected by Acquiror and reasonably acceptable to SPC that is no later than the later of (i) the thirtieth (30th) calendar day after the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) are satisfied or waived or (ii) the forty-fifth (45th) calendar day following the delivery by SPC of all the materials set forth in Section 5.12 (the “Closing Date”), at the offices of Hunton & Williams LLP, 200 Park Avenue, 52nd Floor, New York, New York 10166, unless the parties agree to another time, date or place in writing.
     Section 2.4 Effects of the Merger.
     The Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of SPC and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of SPC and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
     Section 2.5 Certificate of Incorporation and By-laws.
     The certificate of incorporation and bylaws of SPC, as in effect immediately prior to the Effective Time, shall be amended and restated in the Merger as of the Effective Time to read in their entirety as set forth on Exhibit E and Exhibit F hereto, respectively, and, as so amended will be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until amended in accordance with their respective terms and applicable law.
     Section 2.6 Directors.
     The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation at the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such director’s successor is duly elected and qualified.
     Section 2.7 Officers.
     The officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation at the Effective Time until any such officer’s successor is duly elected or appointed and qualified.

     Section 2.8 Pre-Closing Matters.
     (a) Preliminary Net Working Capital Adjustment. No later than twenty (20) calendar days before the Closing Date, SPC shall prepare and deliver to Acquiror and to the Stockholders’ Representative an unaudited balance sheet, prepared in good faith in accordance with GAAP on a basis consistent with preparation of SPC’s audited financial statements for the year ended December 31, 2004, estimated as of the Closing, pro forma as to, and giving effect for, any transactions or operations previously occurring or anticipated to occur subsequent to its preparation and on or before the Effective Time, along with the computation by SPC of the Net Working Capital as reflected in such balance sheet (the “Preliminary Net Working Capital”), with such computation to be in the form of the sample calculation set forth in Schedule 2.8(a). Absent an objection of Acquiror, delivered no later than five (5) calendar days prior to the Closing, as to such estimated balance sheet and SPC’s computation of the Preliminary Net Working Capital, such estimate by SPC of the Preliminary Net Working Capital shall be used solely to effectuate the Closing and for calculation of the Closing Merger Payment. Any objection by Acquiror shall be made in good faith and be based on reasonable assumptions on specific facts and circumstances. Should Acquiror issue such an objection, it shall provide in writing its proposed adjustment to the estimated balance sheet prepared by SPC and computation of the Preliminary Net Working Capital and such Acquiror-adjusted amount shall be considered the Preliminary Net Working Capital solely to effectuate the Closing and for calculation of the Closing Merger Payment. The “Preliminary Net Working Capital Adjustment Amount” shall mean the Preliminary Net Working Capital (so determined above) less the Net Working Capital Target Amount. If the Preliminary Net Working Capital Adjustment Amount is a positive number, it shall be added to the sub-items comprising the Closing Merger Payment calculated in Section 2.9(b)(1), and if the Preliminary Net Working Capital Adjustment Amount is a negative number, it shall be subtracted from such sub-items. Should Acquiror issue an objection as described above, the excess of SPC’s computation of Preliminary Net Working Capital over the Preliminary Net Working Capital used to compute the Closing Merger Payment shall be paid by Acquiror at Closing into the Escrow Account pursuant to Section 2.9 and is referred to herein as the “Net Working Capital Escrow Amount.”
     (b) Preliminary Excluded Liabilities Payoff Amount. No later than twenty (20) calendar days before the Closing Date, SPC shall prepare and deliver to Acquiror and to the Stockholders’ Representative an estimate of the Preliminary Excluded Liabilities Payoff Amount. Any assertion by SPC of the amount of the Excluded Liabilities with respect to any specific Lender that is supported by a pay-off letter or similar statement from such Lender in customary form shall be accepted by Acquiror for purposes of the Closing only, absent manifest error. Absent an objection of Acquiror, delivered no later than five (5) calendar days prior to the Closing, as to such calculation of the Preliminary Excluded Liabilities Payoff Amount, such estimate by SPC of Preliminary Excluded Liabilities Payoff Amount shall constitute the Preliminary Excluded Liabilities Payoff Amount and be used solely to effectuate the Closing and for calculation of the Closing Merger Payment. Any objection by Acquiror shall be made in good faith and be based on reasonable assumptions and specific facts and circumstances. Should Acquiror issue such an objection, it shall provide in writing its proposed adjustment to the calculation prepared by SPC and computation of the Preliminary Excluded Liabilities Payoff Amount and such Acquiror-adjusted amount shall be considered the Preliminary Excluded Liabilities Payoff Amount solely to effectuate the Closing and for calculation of the Closing Merger Payment. Should Acquiror issue an objection as described above, the excess of the Preliminary Excluded Liabilities Payoff Amount used to compute the Closing Merger Payment over SPC’s computation of Preliminary Excluded Liabilities Payoff Amount shall be paid by Acquiror at Closing into the Escrow Account pursuant to Section 2.9 and is referred to herein as the “Excluded Liabilities Escrow Amount.”
     (c) Preliminary Tax Amount. No later than forty-five (45) calendar days before the Closing Date, SPC shall prepare and deliver to Acquiror and to the Stockholders’ Representative an estimate,

prepared in good faith, of all Excluded Taxes (excluding any cash amount actually deposited into escrow as the “Tax Escrow Amount” under the Cable Escrow Agreement upon the closing of the Comcast Cable Transaction in respect of any such Excluded Taxes as to which SPC or SMC shall have access to pay Excluded Taxes after the Effective Time), other than those paid or anticipated to be paid prior to the Closing Date, which estimate shall constitute the “Preliminary Tax Amount”. Absent an objection of Acquiror, delivered no later than ten (10) calendar days prior to the Closing, as to SPC’s computation of the Preliminary Tax Amount, such estimate by SPC of the Preliminary Tax Amount shall be used solely to effectuate the Closing and for calculation of the Closing Merger Payment. Any objection by Acquiror shall be made in good faith and be based on reasonable assumptions and specific facts and circumstances. Should Acquiror issue such an objection, it shall provide in writing its proposed adjustment to the calculation of the Preliminary Tax Amount prepared by SPC and such Acquiror-adjusted amount shall constitute the Preliminary Tax Amount and be considered the Preliminary Tax Amount solely to effectuate the Closing and for calculation of the Closing Merger Payment. Should Acquiror issue an objection as described above, the excess of the Preliminary Tax Amount used to compute the Closing Merger Payment over SPC’s computation of Preliminary Tax Amount shall be paid by Acquiror at Closing into the Escrow Account pursuant to Section 2.9 and is referred to herein as the “Tax Escrow Amount.”
     (d) Principal Stockholder. Within twenty (20) days of the date hereof, each of the Principal Stockholders shall deliver a legal opinion to Acquiror in form and substance reasonably acceptable to the Acquiror addressing such matters as are customary and reasonably satisfactory to Acquiror.
     Section 2.9 Merger Consideration.
     (a) The merger consideration payable by Acquiror pursuant to this Agreement (the “Merger Consideration”) shall be an amount equal to (i) the Base Merger Consideration; (ii) plus or minus the Preliminary Net Working Capital Adjustment Amount; (iii) plus or minus the Final Net Working Capital Adjustment Amount; (iv) minus the Preliminary Excluded Liabilities Payoff Amount; (v) plus or minus the Final Excluded Liabilities Adjustment Amount; (vi) minus the Preliminary Tax Amount; (vii) plus or minus the Final Tax Adjustment Amount; (viii) less the Aggregate LLC Deposit Amount (such items (i) through (viii) to be paid in cash); and plus (ix) all of the membership interests of each of the Principal Stockholder LLCs.
     (b) At the Closing, subject to adjustment pursuant to Section 2.10(g) hereof, Acquiror shall deliver the following amounts:
     (1) To the Paying Agent pursuant to Section 2.11 an amount equal to (A) the Base Merger Consideration; (B) plus or minus the Preliminary Net Working Capital Adjustment Amount; (C) minus the Preliminary Excluded Liabilities Payoff Amount; (D) minus the Preliminary Tax Amount; (E) minus the SPC Stockholder Reserve Amount; (F) minus the Escrow Amount; and (G) minus the Aggregate LLC Deposit Amount (the “Closing Merger Payment”), in cash, payable by wire transfer or delivery of other immediately available funds.
     (2) To the Lenders, an amount equal to that portion of the Preliminary Excluded Liabilities Payoff Amount comprising Debt as to which pay-off letters or similar statements in customary form have been received, in cash, payable by wire transfer or delivery of other immediately available funds. This payment shall be made as directed by the applicable Lender for the discharge of such Debt.
     (3) To a person or entity identified in writing by the Stockholders’ Representative thirty (30) days prior to the Closing Date, the SPC Stockholder Reserve Amount, in cash, payable by wire transfer or delivery of immediately available funds for the benefit of the SPC Stockholders on such terms and conditions as the Stockholders’ Representative shall establish in writing on or prior to Closing.
     (4) To the Escrow Agent, the Escrow Amount in cash, payable into the Escrow Account (as defined in the Escrow Agreement) by wire transfer or delivery of other immediately available funds.
     (5) To each of the three Principal Stockholder LLCs, the LLC Deposit Amount, in cash, payable by wire transfer or delivery of other immediately available funds.
     (c) For all purposes of this Agreement, the “Closing Merger Consideration” shall mean the sum of the dollar amount of the Closing Merger Payment and the three LLC Deposit Amounts.
     Section 2.10 Conversion of Shares.
     (a) Subject to Sections 2.10(d) and 2.10(g), at the Effective Time and without any action on the part of the holders thereof, the issued and outstanding shares of SPC Common Stock will convert into the right to receive the following: (i) (x) in the case of the shares of ESOP Common Stock, a pro rata share, in cash, of the Closing Merger Consideration plus the ESOP Aggregate Additional Amount, (y) in the case of the shares of Principal Stockholder Common Stock held by each of the three Principal Stockholders, a pro rata share, in cash, of the Closing Merger Consideration (reduced by an amount equal to the Principal Stockholders’ pro rata share (based on the number of shares of SPC Stock, exclusive of ESOP Common Stock, held by the Principal Stockholders) of the ESOP Aggregate Additional Amount), minus the LLC Deposit Amount plus 100 percent of the membership interest in the related Principal Stockholder LLC, and (z) in the case of the shares of SPC Common Stock other than the shares of ESOP Common Stock and the shares of Principal Stockholder Common Stock, a pro rata share, in cash, of the Closing Merger Consideration (reduced by a pro rata share (based on the number of shares of SPC Stock, exclusive of ESOP Common Stock, held by holders of SPC Common Stock) of the ESOP Aggregate Additional Amount), all as set forth on Schedule 2.10(a), (ii) plus a pro rata share of all payments to be made to the Stockholders’ Representative from the Escrow Account or otherwise pursuant to the terms of the Escrow Agreement (the “Escrow Payments”), and (iii) plus a pro rata share of the rights of the SPC Stockholders with respect to the SPC Stockholder Reserve Amount (the “Reserve Amount Rights”). Prior to Closing, SPC shall deliver to Acquiror Schedule 2.10(a), which shall set forth the name of each holder of SPC Stock immediately before the Closing and the pro rata share of Closing Merger Consideration, Escrow Payments and the Reserve Amount Rights to be paid or delivered to such holder of SPC Stock pursuant to the terms of Section 2.11.
     (b) At the Effective Time, as a result of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of Merger Sub Common Stock will convert into and become one fully paid and nonassessable share of SPC Voting Common Stock.
     (c) As a result of the Merger and without any action on the part of any holder thereof, at the Effective Time each share of SPC Stock issued and outstanding immediately before the Effective Time (other than SPC Stock held by any of SPC’s Subsidiaries) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of shares of SPC Stock issued and outstanding immediately before the Effective Time (other than SPC Stock held by any of SPC’s Subsidiaries) shall thereafter cease to have any rights with respect to such shares of SPC Stock, except the right to receive the share of the Closing Merger Payment, the membership interests in the Principal Stockholder LLCs, if applicable, and a pro rata share of the Escrow Payments, as set forth on Schedule 2.10(a), upon the surrender of a certificate representing such issued and outstanding shares of

SPC Stock, together with a duly completed Letter of Transmittal (the “SPC Certificates”), or the rights described in Section 2.10(g).
     (d) Notwithstanding anything contained in this Section 2.10 to the contrary, (i) each share of SPC Stock issued and held in SPC’s treasury immediately before the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor and (ii) each share of SPC Stock issued and held by any of SPC’s Subsidiaries immediately before the Effective Time shall remain outstanding after the Effective Time and shall not be entitled to any payment in connection with the Merger.
     (e) In the event that any holders of SPC ESOP Common Stock tender shares of such SPC ESOP Common Stock to SPC for redemption prior to the Closing pursuant to the terms of the ESOP Trust, SPC shall redeem such shares prior to Closing in accordance with the terms of the ESOP Trust.
     (f) Prior to the Closing, SPC shall cause each outstanding award granted by SPC entitling the holder thereof to receive shares of SPC Nonvoting Common Stock (a “SPC Award”) to become fully vested and to be exercised and converted into the number of shares of SPC Nonvoting Common Stock to which each such SPC Award relates. Upon the exercise of such SPC Awards, SPC shall issue shares of SPC Nonvoting Common Stock (“Award Shares”) to the holders of such SPC Awards such that such Award Shares will be outstanding prior to the Closing.
     (g) Notwithstanding any provision contained in this Agreement to the contrary, all shares of SPC Stock outstanding immediately prior to the Effective Time and held by a holder who has not consented to the Merger in writing and who has demanded appraisal for such shares (“Dissenting Shares”) in accordance with the DGCL (a “SPC Dissenting Holder”) shall not be converted into a right to receive a share of the Closing Merger Consideration, plus a pro rata share of the Escrow Payments and the Reserve Amount Rights, payable in respect of such shares pursuant to Section 2.10(a) but shall, from and after the Effective Time, have only such rights as are afforded to the holders thereof by the provisions of Section 262 of the DGCL, unless such SPC Dissenting Holder fails to perfect or withdraws or otherwise loses such SPC Dissenting Holder’s right to appraisal, and the payments to be made by Acquiror at Closing pursuant to Sections 2.9(b)(1), (3) and (4), and, subject to the succeeding sentence, the consideration payable hereunder in respect of the Merger, shall be reduced by the share of such payments attributable to the Dissenting Shares. If, after the Effective Time, such SPC Dissenting Holder fails to perfect or withdraws or loses such SPC Dissenting Holder’s right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the consideration otherwise payable in respect of such shares pursuant to Section 2.10(a), and Acquiror and SPC shall make the payments pursuant to Sections 2.9(b)(1), (3) and (4) theretofore withheld in respect of such Dissenting Shares. SPC shall give Acquiror prompt notice of (i) any demands received by SPC for appraisal of shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by SPC and (ii) all negotiations and proceedings with respect to such demands. SPC shall not, except with the prior written consent of Acquiror, make any payment with respect to any demands for appraisal, or offer to settle, or settle any such demands. In the event the amounts recovered in any DGCL appraisal proceeding are less than the amount by which the Merger Consideration is reduced pursuant this Section 2.10(g), the difference, less all reasonable costs and expenses of SPC and Acquiror in connection therewith, shall be paid in cash by SPC to the Stockholders’ Representative immediately upon the final conclusion of such DGCL appraisal proceeding.
     Section 2.11 Exchange Procedure.
     (a) Prior to the Effective Time, SPC shall appoint an agent reasonably acceptable to Acquiror (the “Paying Agent”) for the purpose of exchanging the SPC Certificates for a share of the Closing

Merger Payment, the interests in the Principal Stockholder LLCs, if applicable, and a pro rata share of the Escrow Payments and the Reserve Amount Rights, payable or distributable with respect to such shares pursuant to Section 2.10(a), (collectively, the “Exchange Merger Consideration”). Prior to or at Closing, Acquiror shall (i) deliver to the account of the Paying Agent, by wire transfer of immediately available funds, the Closing Merger Payment, for the benefit of the holders of the SPC Certificates (excluding SPC Dissenting Holders) and (ii) assign to each Principal Stockholder LLC the membership interests in the related Principal Stockholder LLCs, such assignments to be effective as of the Effective Time.
     (b) Promptly on or before the Effective Time, the Paying Agent, as instructed by SPC, or SPC shall mail to each SPC Stockholder (excluding any shares of SPC Stock cancelled pursuant to Section 2.10(d):
     (1) a letter of transmittal (the “Letter of Transmittal”) (which will specify that delivery will be effected, and risk of loss and title to the SPC Certificates will pass, only upon delivery of such SPC Certificates to the Paying Agent and will be in such form as SPC and Acquiror agree prior to Closing), and
     (2) instructions for use in effecting the surrender of the SPC Certificates in exchange for a share of the Exchange Merger Consideration with respect to the shares of SPC Stock formerly represented thereby.
     (c) If any portion of the Exchange Merger Consideration is to be paid to a Person other than the holder of record of SPC Stock, it will be a condition to such payment that the SPC Certificate(s) so surrendered will be properly endorsed or otherwise be in proper form for transfer (with the signature or signatures thereof guaranteed to the extent required by the Letter of Transmittal) and that the Person requesting such payment will pay to the Paying Agent any taxes required as a result of such payment to a Person other than the registered holder of such SPC Certificate(s) or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.
     (d) Upon surrender of a SPC Certificate for cancellation to the Paying Agent, together with the Letter of Transmittal, duly executed, and such other documents as Acquiror or the Paying Agent reasonably requests, the holder of such SPC Certificate will be entitled to receive promptly in exchange therefor his share of the Closing Merger Payment, the membership interests in the Principal Stockholder LLCs, if applicable, and when and as paid his pro rata share of the Escrow Payments, and the SPC Certificate so surrendered will be cancelled. Until surrendered as contemplated by this Section 2.11, each SPC Certificate will be deemed at any time after the Effective Time to represent only the right to receive a share of the Exchange Merger Consideration with respect to the shares of SPC Stock formerly represented thereby.
     (e) At or after the Effective Time, there will be no transfers on the stock transfer books of Surviving Corporation of the shares of SPC Stock that were outstanding immediately before the Effective Time. If, after the Effective Time, SPC Certificates are presented to the Surviving Corporation, they will be cancelled and exchanged in accordance with the procedures set forth in this Article II.
     (f) Any portion of the Closing Merger Payment delivered to the Paying Agent pursuant to this Section 2.11 that remains unclaimed by the former holders of SPC Stock eighteen (18) months after the Effective Time shall be returned to Acquiror, upon demand, and any such holder who has not exchanged his SPC Certificates for the Exchange Merger Consideration in accordance with this Section 2.11 prior to that time shall thereafter look only to Acquiror for payment of such consideration without any interest thereon.

     (g) None of Acquiror, SPC, the Surviving Corporation, the Paying Agent or any other Person will be liable to any former holder of shares of SPC Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
     (h) If any SPC Certificate is lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such SPC Certificate to be lost, stolen, or destroyed and, if required by Acquiror, the posting by such Person of a bond in such reasonable amount as Acquiror may direct as indemnity against any claim that may be made against it with respect to such SPC Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed SPC Certificate a share of the Exchange Merger Consideration, as provided in this Section 2.11, deliverable in respect thereof pursuant to this Agreement.
     Section 2.12 Post-Closing Purchase Price Adjustments.
     (a) Preparation of Closing Date Financial Statements. As soon as practicable, but in no event later than seventy-five (75) calendar days after the Closing Date, Acquiror shall cause Acquiror’s Accountants to perform a review of the consolidated financial statements of SPC and each Radio Subsidiary as of the Closing Date and for the period from the date of the Balance Sheet through the Effective Time, including a computation as of the Closing Date of (i) Net Working Capital (the “Final Net Working Capital”), (ii) Excluded Liabilities that are outstanding (the “Final Excluded Liabilities Amount”) and (iii) Excluded Taxes that are due or payable after the Effective Time (excluding any cash amount actually deposited into escrow as the “Tax Escrow Amount” under the Cable Escrow Agreement upon the closing of the Comcast Cable Transaction in respect of any such Excluded Taxes as to which SPC or SMC shall have access to pay Excluded Taxes after the Effective Time) (the “Final Tax Amount”) (the “Closing Date Financial Statements”). The Closing Date Financial Statements with respect to, as well as the financial information supporting the computations of the Final Net Working Capital and the Final Excluded Liabilities Amount, shall be prepared in accordance with GAAP, on a basis consistent with the preparation of SPC’s audited financial statements for the year ended December 31, 2004. The Closing Date Financial Statements with respect to, as well as the information supporting the Final Tax Amount shall be prepared in accordance with applicable Tax law on a basis consistent with the preparation of SPC’s prior Tax Returns. The Final Net Working Capital Adjustment Amount shall be determined by deducting the Preliminary Net Working Capital from the Final Net Working Capital (the “Final Net Working Capital Adjustment Amount”), the Final Excluded Liabilities Adjustment Payoff Amount shall be determined by deducting the Preliminary Excluded Liabilities Payoff Amount from the Final Excluded Liabilities Amount (the “Final Excluded Liabilities Adjustment Amount”), and the Final Tax Adjustment Amount shall be determined by deducting the Preliminary Tax Amount from the Final Tax Amount (the “Final Tax Adjustment Amount”), subject to final determination of such amounts pursuant to this Section 2.12.
     (b) Examination by the Stockholders’ Representative. Upon receipt of the Closing Date Financial Statements, the Stockholders’ Representative and the Stockholders’ Representative’s Accountants shall be permitted during the succeeding thirty (30) day period (the “Review Period”) full access at all reasonable times to: (i) the books and records and the personnel of SPC; (ii) the work papers prepared by Acquiror’s Accountants to the extent that they relate to SPC or any Radio Subsidiary; and (iii) such historical financial information (to the extent still in SPC’s possession) relating to SPC and each Radio Subsidiary as the Stockholders’ Representative may reasonably request for the purpose of reviewing the Closing Date Financial Statements.
     (c) Objection by the Stockholders’ Representative. On or prior to the last day of the Review Period, the Stockholders’ Representative may object to the Closing Date Financial Statements by delivering to Acquiror a written statement setting forth a reasonably specific description of the

Stockholders’ Representative’s objections to the Closing Date Financial Statements and any of the computations accompanying same (the “Statement of Objections”). If the Stockholders’ Representative fails to deliver the Statement of Objections within the Review Period, the Closing Date Financial Statements shall be deemed to have been accepted by the Stockholders’ Representative and the Final Net Working Capital, the Final Tax Amount and the Final Excluded Liabilities Amount reflected in the Closing Date Financial Statements shall be used in computing the Final Net Working Capital Adjustment Amount, the Final Tax Adjustment Amount and the Final Excluded Liabilities Adjustment Amount, respectively. If the Stockholders’ Representative delivers the Statement of Objections within the Review Period, the Stockholders’ Representative and Acquiror shall negotiate in good faith to resolve such objections, and, if the same are so resolved, the Closing Date Financial Statements, the Final Net Working Capital, the Final Tax Amount and the Final Excluded Liabilities Amount reflected in the Closing Date Financial Statements with such changes as may have been previously agreed in writing by the Stockholders’ Representative and Acquiror, shall be final and binding.
     (d) Resolution of Disputes. If the Stockholders’ Representative and Acquiror shall fail to reach an agreement with respect to any of the matters set forth in the Statement of Objections, then such matters shall, not later than ten (10) Business Days after one of the parties affirmatively terminates discussions in writing with respect to the Statement of Objections, be submitted for resolution to the Accounting Expert who shall, acting as experts and not as arbitrators, resolve the disputes set forth in the Statement of Objections and make any adjustments to the Closing Date Financial Statements, the Final Net Working Capital, the Final Tax Amount and the Final Excluded Liabilities Amount reflected in the Closing Date Financial Statements. The parties hereto agree that all adjustments shall be made without regard to materiality. Unless otherwise agreed to by the parties, in determining the Final Tax Amount, the Accounting Expert shall not accept or take a position, unless in the opinion of the Accounting Expert, the position “should” prevail under the Code. The Stockholders’ Representative, SPC and Acquiror and their respective Accountants shall each make readily available to the Accounting Expert all relevant work papers and books and records relating to the business of SPC, each Radio Subsidiary and those relating to the SPC Stockholders (to the extent that they relate to the business or any former business of SPC or any Radio Subsidiary). The Accounting Expert shall make a determination as soon as practicable but in any event within thirty (30) calendar days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the dispute and its adjustments to the Closing Date Financial Statements, the Final Net Working Capital, the Final Tax Amount and the Final Excluded Liabilities Amount reflected in the Closing Date Financial Statements shall be conclusive and binding upon the parties hereto. The fees of the Accounting Expert shall be divided equally between the Stockholders’ Representative and Acquiror.
     (e) Final Purchase Price Adjustments. Within five (5) Business Days of the final determination of the Closing Date Financial Statements (and the Final Net Working Capital, the Final Excluded Liabilities Amount and the Final Tax Amount included therein) (the “Payment Date”), the parties shall cause the Escrow Agent, pursuant to the specific terms and conditions of the Escrow Agreement, to (i) pay from the Escrow Account to the appropriate party or parties: (A) with respect to the Net Working Capital Escrow Amount, the Final Net Working Capital Adjustment Amount, (B) with respect to the Excluded Liabilities Escrow Amount, the Final Excluded Liabilities Adjustment Amount, and (C) with respect to the Tax Escrow Amount, the Final Tax Adjustment Amount; and (ii) disburse all remaining sums comprising or related to such escrowed amounts as directed by the terms of the Escrow Agreement. To the extent that the Net Working Capital Escrow Amount, Excluded Liabilities Escrow Amount or Tax Escrow Amounts are insufficient for any such payment, the party responsible (i.e., either the Acquiror (and SPC with respect to Acquiror’s obligations under this Section 2.12(e)) or the Stockholders’ Representative) for such amount shall pay, or cause to be paid, such deficiency to the other party, as appropriate, as further provided for with particularity in the Escrow Agreement.

     Section 2.13 Escrow Account.
     At Closing, Acquiror shall deliver to the account of the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount payable pursuant to Section 2.9, to be held by the Escrow Agent in an interest bearing account (the “Escrow Account”) pursuant to the Escrow Agreement. The Escrow Account shall be used to satisfy payments pursuant to Section 2.12 and Losses, if any, for which the Acquiror Indemnified Parties are entitled to indemnification or reimbursement in accordance with Article IX hereof.
     Section 2.14 Withholding Taxes.
     The Paying Agent, Acquiror, SPC, the Surviving Corporation or the Stockholders’ Representative (as appropriate) shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement to any SPC Stockholder such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of Tax Legal Requirements. To the extent that amounts are so withheld, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the SPC Stockholder in respect of which such deduction and withholding was made, and (ii) the Paying Agent, Acquiror, SPC, the Surviving Corporation or the Stockholders’ Representative (as appropriate) shall provide to such SPC Stockholder written notice of the amounts so deducted or withheld.
     Section 2.15 Stockholders’ Representative.
     (a) The Stockholders’ Representative is hereby constituted and appointed by SPC for and on behalf of the SPC Stockholders, with full and unqualified power to delegate to one or more Persons the authority granted to it hereunder, to act as each of their agent and attorney-in-fact, with full power of substitution, to take all actions after the Effective Time with Excluded Liabilities and Excluded Taxes and indemnification claims under Article IX of this Agreement and the Escrow Agreement, on their individual and collective behalf, as such Stockholders’ Representative shall deem necessary and appropriate in connection with the transactions contemplated under this Agreement and the Escrow Agreement, including, without limitation, the power:
     (1) to perform all of the duties and obligations of the Stockholders’ Representative concerning indemnification claims under Article IX of this Agreement and the Escrow Agreement and to execute, deliver and perform all documents contemplated herein or therein by the Stockholders’ Representative;
     (2) to distribute to the SPC Stockholders any amounts to be released or paid to the Stockholders’ Representative (for the benefit of the SPC Stockholders) pursuant to the terms of the Escrow Agreement and other escrows related to the Cable and the Kansas City Transactions, unless the Stockholders’ Representative concludes that existing funds at its disposal are not sufficient to meet known or threatened claims under Section 9.2(c)(3), in which case the Stockholders’ Representative may reserve and retain some or all of such funds as it determines in the exercise of its good faith business judgment;
     (3) to perform all duties of the Indemnified Party (if the Stockholders’ Representative or any SPC Stockholder is the Indemnified Party) or to perform all the duties of the Indemnifying Party (if the Stockholders’ Representative is the Indemnifying Party), as set forth in Article IX of this Agreement, including, without limitation, prosecution of all Proceedings and the prosecution or conduct of the defense of any claims or actions described herein, and the compromise and settlement of any such claims or actions, including the making of any payment required thereby;
     (4) to perform all duties and resolve all matters in connection with the Escrow Agreement, including, without limitation, the prosecution or conduct of the defense of any matter or Claim (as defined therein), and the compromise and settlement of any such matter or Claim, including the making of any payment required thereby;
     (5) to hire counsel and other professionals and third parties on behalf of himself and/or the SPC Stockholders to represent the interests of the Stockholders’ Representative and/or the SPC Stockholders in connection with this Agreement and the Escrow Agreement, and the right to incur such other expenses as the Stockholders’ Representative deems appropriate to protect the interests of himself and the SPC Stockholders and to carry out the terms thereof and hereof;
     (6) to give and receive all notices and communications to be given or received concerning any indemnification claim under Article IX of this Agreement or the Escrow Agreement and to receive service of process in connection with any indemnification claim under Article IX of this Agreement or any Claim under the Escrow Agreement; and
     (7) to take any other action concerning any indemnification claim under Article IX of this Agreement or the Escrow Agreement and the transactions contemplated herein and therein as the Stockholders’ Representative in his sole and absolute discretion deems appropriate.
     Notwithstanding anything to the contrary contained herein, (i) the Stockholders’ Representative shall have no duties or responsibilities under this Agreement except for those expressly set forth herein, (ii) no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any SPC Stockholder shall otherwise exist against or with respect to the Stockholders’ Representative in its capacity as such and (iii) any claim against the Stockholders’ Representative made in accordance with the provisions of this Agreement by any Person shall be satisfied solely from the assets owned or held by the Stockholders’ Representative in trust or otherwise and amounts held under the Escrow Agreement, and no trustee, member, stockholder, director, officer or employee of the Stockholders’ Representative shall have any personal liability with respect to any such claim. All decisions and acts by the Stockholders’ Representative shall be binding upon all of the SPC Stockholders and no SPC Stockholder shall have the right to object, dissent, protest or otherwise contest the same.
     (b) Acquiror shall be entitled to deal exclusively with the Stockholders’ Representative on all matters relating to Article IX hereof and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any SPC Stockholder by the Stockholders’ Representative, and on any other action taken or purported to be taken on behalf of the SPC Stockholders by the Stockholders’ Representative, as fully binding upon such SPC Stockholders.
     (c) As provided in the Written Consent, the approval by the SPC Stockholders of the Merger thereunder includes the approval of the terms of the provision of this Section 2.15, including, without limitation, the appointment of the Stockholders’ Representative.
     (d) The SPC Stockholders formerly holding more than 50% of the SPC Stock as of Closing (a “Majority in Interest”) may replace the Stockholders’ Representative and designate a successor Stockholders’ Representative.

     (e) The Stockholders’ Representative is authorized and empowered to construe this Agreement and the Escrow Agreement and its construction shall be conclusive and binding upon all of the SPC Stockholders.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SPC
     SPC represents and warrants to Acquiror as follows:
     Section 3.1 Organization and Good Standing.
     (a) SPC is duly organized, validly existing and in good standing under the laws of the State of Delaware. SPC has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties. SPC is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of its assets owned or held under lease or the nature of its activities makes such qualification necessary under applicable Legal Requirements, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect, each of such jurisdictions being listed on Schedule 3.1(a) hereto. SPC has made available to Acquiror true, correct and complete copies of SPC’s Governing Documents (in each case, as amended to the date hereof).
     (b) Schedule 3.1(b) sets forth a true and complete list of each entity or joint venture, together with its jurisdiction of organization and the percentage ownership interests thereof owned, directly or indirectly, by SPC as of the date of this Agreement. Each Radio Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate, partnership or limited liability company power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties. Each Radio Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the character of its assets owned or held under lease or the nature of its activities makes such qualification necessary under applicable Legal Requirements, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect, each of such jurisdictions being listed on Schedule 3.1(b) hereto. SPC has made available to Acquiror true, correct and complete copies of each Radio Subsidiary’s Governing Documents (in each case, as amended to the date hereof).
     (c) As of the date of this Agreement, SPC has, directly or indirectly, good and valid title to the capital stock representing its ownership interests in each Radio Subsidiary described in Schedule 3.1(b), free and clear of all Encumbrances, other than those set forth on Schedule 3.1(b) as acceptable to Acquiror. As of the Closing Date, SPC will have, directly or indirectly, good and valid title to the capital stock representing its ownership interests in each Radio Subsidiary, free and clear of all Encumbrances, other than those set forth on Schedule 3.1(b) as acceptable to Acquiror.
     (d) Except as listed in Schedule 3.1(b), neither SPC nor any of the Radio Subsidiaries have any subsidiaries or interest, direct or indirect, or any commitment to purchase any interest, direct or indirect, in any corporation or in any partnership, joint venture or other business enterprise or entity. Except as described in Schedule 3.1(d), the operations of the Stations and the Business have not been conducted through any direct or indirect subsidiary, shareholder or affiliate of SPC or the Radio Subsidiaries, and none of the business, assets, properties or rights of SPC or the Radio Subsidiaries is owned, held, used or conducted by any stockholder, member, partner or affiliate of SPC or the Radio Subsidiaries.

     Section 3.2 Enforceability; Authority; No Conflict.
     (a) This Agreement constitutes and, when executed and delivered at Closing, each other agreement, document and instrument to be executed, delivered or performed by SPC in connection with this Agreement (collectively, the “SPC Documents”) will constitute, the legal, valid and binding obligation of SPC and the Stockholders’ Representative, enforceable against each of them in accordance with its terms (assuming this Agreement is a legal, valid and binding obligation of, and enforceable against, Acquiror and Merger Sub), subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity relating to enforceability. SPC and the Stockholders’ Representative each has the requisite right, power and authority to execute, deliver and perform this Agreement and has or will have prior to Closing the requisite right, power and authority to perform its obligations under this Agreement and to execute, deliver and perform each other SPC Document and to carry out the transactions contemplated hereby and thereby, and such action has or will have prior to Closing been duly authorized by all necessary corporate action. All corporate, limited liability or partnership proceedings, as applicable, and any action required to be taken by SPC or the Stockholders’ Representative or the Radio Subsidiaries relating to the execution, delivery and performance of this Agreement and the SPC Documents and the consummation of the transactions contemplated hereby and thereby have been duly taken or, with respect to any action taken by the Radio Subsidiaries in connection with Section 5.3, will have been duly taken prior to Closing. Attached hereto as Exhibit G is a true and correct copy of a Written Consent in Lieu of a Meeting authorizing and adopting this Agreement and the Merger (the “Written Consent”) executed by a Majority in Interest, which Written Consent has not been amended, revoked or superseded by any other action of the SPC Stockholders.
     (b) Except as set forth in Schedule 3.2(b), none of the execution, delivery or performance of this Agreement and the SPC Documents nor the consummation or performance of the Transaction will (with or without notice or lapse of time):
     (1) contravene, conflict with or result in a violation or breach of any of the terms or requirements of (A) any provision of any of the Governing Documents of SPC or the Radio Subsidiaries (B) any resolution adopted by the board of directors of SPC or any Radio Subsidiary, the SPC Stockholders or the equity holders of any Radio Subsidiary;
     (2) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body or other Person the right to challenge the Transaction or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which SPC or any of the Radio Subsidiaries may be subject;
     (3) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Commission Authorization or any material Governmental Authorization that is not a Commission Authorization or any Legal Requirement relating to the Business that is held by SPC or any of the Radio Subsidiaries;
     (4) result in a breach of, or violate, or be in conflict with, or constitute a default under, or permit the termination of, or require any consent or authorization under, or cause or permit acceleration of the maturity or performance of or payment under any Material Contract, other than as indicated on Schedule 3.20(b), or adversely effect any Intangible that is material to the Business or the operation of any of the Stations; or

     (5) result in the imposition or creation of any material Encumbrance upon or with respect to any of the Assets.
     (c) The execution, delivery and performance of this Agreement and the SPC Documents by SPC does not, and the consummation by SPC of the Transaction will not, require any consent of any Governmental Body or self-regulatory organization, except for:
     (1) applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or “blue sky” laws and state takeover laws;
     (2) the pre-merger notification requirements of the HSR Act and the rules and regulations thereunder;
     (3) applicable filings with and approvals of the FCC pursuant to the Communications Act and any regulations promulgated thereunder;
     (4) filing of the Certificate of Merger as required by the DGCL; or
     (5) as otherwise set forth in Schedule 3.2(c) or Schedule 3.17(a).
     Section 3.3 Capitalization.
     (a) As of the date hereof, the authorized capital stock of SPC consists of 40,000,000 shares of SPC Voting Common Stock, 50,000,000 shares of SPC ESOP Common Stock and 10,000,000 shares of SPC Nonvoting Common Stock. Of such authorized shares, as of the date hereof, there are issued and outstanding 18,195,186 shares of SPC Voting Common Stock, 6,566,330 shares of SPC ESOP Common Stock and 2,046,723 shares of SPC Nonvoting Common Stock. No shares of SPC Stock are issued and held in the treasury of SPC. All issued and outstanding shares of SPC Stock are duly authorized, validly issued and outstanding, fully paid and nonassessable and were issued free of preemptive rights in compliance with applicable corporate and securities Legal Requirements. Except as set forth in Schedule 3.3(a)(i), there are no outstanding rights, including stock appreciation rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to, or the value of which is tied to the value of, any of the outstanding, authorized but not issued, unauthorized or treasury shares of the capital stock or any other security of SPC, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. There are no restrictions imposed by SPC upon the transfer of or otherwise pertaining to the securities (including, but not limited to, the ability to pay dividends thereon) or retained earnings of SPC or the ownership thereof other than those set forth on Schedule 3.3(a)(i) and those imposed by the Securities Act, the Exchange Act, the Communications Act, applicable state securities laws, applicable corporate law or SPC’s Governing Documents. Except as set forth on Schedule 3.3(a)(ii), there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to SPC or the SPC Stock. Except as set forth on Schedule 3.3(a)(iii), there are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to the voting or transfer of any SPC Stock.
     (b) As of the date hereof, the authorized, issued and outstanding capital stock of the Radio Subsidiaries is as set forth on Schedule 3.3(b)(i). The number of shares, if any, of capital stock of the Radio Subsidiaries issued and held in treasury are as set forth on Schedule 3.3(b)(i). All issued and outstanding shares of capital stock of the Radio Subsidiaries are duly authorized, validly issued and outstanding, fully paid and nonassessable and were issued free of preemptive rights in compliance with applicable corporate and securities Legal Requirements. Except as set forth in Schedule 3.3(b)(i), there are no outstanding rights, including stock appreciation rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to, or the value of which is tied to the value of, any of the outstanding, authorized but not issued, unauthorized or treasury shares of the capital stock or any other security of any of the Radio Subsidiaries, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. There are no restrictions imposed by any of the Radio Subsidiaries upon the transfer of or otherwise pertaining to the respective securities (including, but not limited to, the ability to pay dividends thereon) or retained earnings of any of the Radio Subsidiaries or the ownership thereof other than those set forth on Schedule 3.3(b)(i) and those imposed by the Securities Act, the Exchange Act, the Communications Act, applicable state securities laws, applicable corporate law or the Governing Documents of the respective Radio Subsidiaries. Except as set forth on Schedule 3.3(b)(ii), there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any of the Radio Subsidiaries or their capital stock. Except as set forth on Schedule 3.3(b)(iii), there are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to the voting or transfer of any capital stock of any of the Radio Subsidiaries. Schedule 3.3(b)(iv) identifies all Persons that own any of the issued and outstanding capital stock of the Radio Subsidiaries other than SPC or one of the Radio Subsidiaries, including the number of shares owned by such Person.
     Section 3.4 Financial Statements.
     (a) SPC has delivered to Acquiror: (i) an audited consolidated balance sheet of SPC as of December 31, 2004 (including the notes thereto, the “Balance Sheet”), and the related audited statements of operations, stockholders’ equity (deficit) and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of KPMG LLP, independent registered public accounting firm; (ii) audited consolidated balance sheets of SPC as of December 31, 2003 and December 31, 2002, and the related audited consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the fiscal years then ended, including in each case the notes thereto, together with the report thereon of KPMG LLP, independent registered public accounting firm; (iii) an unaudited condensed consolidated balance sheet of SPC as of June 30, 2005 (the “SPC Interim Balance Sheet”), and the related unaudited condensed consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the six months then ended.
     (b) SPC has delivered to Acquiror: (i) an unaudited consolidating balance sheet of SRC as of December 31, 2004, and the related unaudited statement of operations for the fiscal year then ended as included in SMC’s audited consolidated financial statements; (ii) unaudited consolidating balance sheets of SRC as of December 31, 2003 and December 31, 2002, and the related unaudited consolidating statement of operations for each of the fiscal years then ended as included in SMC’s audited consolidated financial statements; and (iii) an unaudited condensed consolidating balance sheet of SRC as of June 30, 2005 (the “SRC Interim Balance Sheet”) and the related unaudited condensed consolidating statement of operations for the six months then ended as included in SMC’s Form 10-Q for the quarter ended June 30, 2005.
     (c) The Financial Statements delivered pursuant to (a) and (b) hereof shall be certified by SPC’s chief financial officer. Such Financial Statements fairly present (and the financial statements delivered pursuant to Section 5.12 will fairly present) the financial condition and the results of operations of SPC, SRC and the Business as at the respective dates of and for the periods referred to in such Financial Statements all in accordance with GAAP. The Financial Statements referred to in this Section 3.4 and delivered pursuant to Section 5.12 reflect and will reflect the consistent application of GAAP throughout the periods involved, except as disclosed in the notes to such Financial Statements. The Financial Statements have been and will be prepared from and are in accordance with the books and records of SPC and the Subsidiaries of SPC. Such Financial Statements do not contain any material items of special or nonrecurring income or any income not earned in the Ordinary Course of Business, except as expressly specified therein, and include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation. To the Knowledge of SPC, the revenue pacing reports for the Stations heretofore or hereafter delivered to Acquiror are and shall be true and accurate in all material respects. All accounts receivable of SPC and the Radio Subsidiaries arising prior to the date hereof have arisen, and all accounts receivable of SPC and the Radio Subsidiaries arising after the date hereof and prior to Closing will have arisen, only from bona fide transactions with unrelated third parties in the Ordinary Course of Business, and represent and will represent valid obligations arising from sales actually made in the Ordinary Course of Business, except as reserved for in the Financial Statements or as are, with aggregation, immaterial in amount.
     (d) Except as and to the extent reflected in the Financial Statements, or as set forth in Schedule 3.4(d) hereto, neither SPC nor any Radio Subsidiary has any material debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) relating to or arising out of any act, transaction, circumstance, or state of facts which has heretofore occurred or existed, due or payable, other than current liabilities arising since the date of the Interim Balance Sheets in the Ordinary Course of Business.
     (e) Since January 1, 2003, as of their respective dates, all Reports of SMC made with the SEC complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations thereunder with respect thereto. To the Knowledge of SPC, no executive officer of SMC has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act, and no enforcement action has been initiated against SMC by the SEC relating to disclosures contained in any Report of SMC made with the SEC.
     (f) To the Knowledge of SPC and the Radio Subsidiaries, SPC and the Radio Subsidiaries (i) have designed and maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by SPC or the Radio Subsidiaries in the Reports that it or they file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to SPC’s or the Radio Subsidiary’s management as appropriate to timely allow decisions regarding required disclosure and (ii) have disclosed, based on its or their most recent evaluation of such disclosure controls and procedures prior to the date hereof, to SPC’s or the applicable Radio Subsidiary’s auditors and the audit committee of the Board of Directors of SPC or the applicable Radio Subsidiary, as the case may be, (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect SPC’s or the applicable Radio Subsidiary’s ability to record, process, summarize and report financial information, other than reported in its filings with the SEC and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in SPC’s or a Radio Subsidiary’s internal controls over financial reporting. SPC and the Radio Subsidiaries have not yet been required to document and test, and have not completed documenting and testing of, the design and operation of internal controls over financial reporting and disclosure controls and procedures.
     Section 3.5 Books And Records.
     The financial books and records of SPC and the Radio Subsidiaries, all of which have been, or will be prior to Closing, made available to Acquiror, are complete and correct and represent actual, bona fide transactions. The minute books of SPC and the Radio Subsidiaries, all of which have been, or will be prior to Closing, made available to Acquiror, contain accurate and complete records of all meetings held of, and corporate action taken by, the respective stockholders, and the respective boards of directors, and no meeting of the respective stockholders or respective boards of directors has been held for which minutes have not been prepared or are not contained in such minute books. The FCC logs of the Stations are complete and correct in all material respects.
     Section 3.6 Condition of Tangible Personal Property.
     The Tangible Personal Property, in the aggregate, is in good operating condition, ordinary wear and tear excepted, and is sufficient to continue to operate the Business after Closing in the Ordinary Course of Business as currently operated by SPC and the Radio Subsidiaries. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Schedule 3.6, all Tangible Personal Property is in the possession of the Radio Subsidiaries. All material items of transmitting and studio equipment included in the Tangible Personal Property (a) have been maintained in a manner consistent with generally accepted standards of good engineering practice customary to the radio industry, and (b) will permit the Business to operate in accordance with the terms of the Commission Authorizations, the Communications Act and the policies, rules and regulations of the FCC and FAA and in all material respects with all other applicable Legal Requirements.
     Section 3.7 Owned Real Property.
     Schedule 3.7 sets forth a correct legal description, street address and tax parcel identification number of all tracts of Land in which SPC or any Radio Subsidiary has a fee simple interest and, to the extent applicable, the particular Station(s) whose operations (including specifically transmission facilities) are located on such tract of Land.
     Section 3.8 Leased Real Property.
     (a) Schedule 3.8 sets forth a correct legal description, except with respect to multi-tenant properties, and street address of all tracts of Land in which SPC or any Radio Subsidiary has a leasehold interest used in the Business and an accurate description (with, to the extent applicable, location, name of lessor or lessee, description of space, and the particular Station(s) whose operations (including specifically transmission facilities) are located on such tract of Land) for all Real Property Leases.
     (b) Prior to the date hereof, SPC has provided to Acquiror true and correct copies of all Real Property Leases together with true and correct copies of any written amendments or modifications or other agreements with respect to, or relating to, the Real Property Leases, and written disclosure of any oral agreements with respect to, or relating to, the Real Property Leases.
     (c) The Real Property Leases are all presently in full force and effect and are the entire agreement between SPC or the applicable Radio Subsidiary and the other parties thereunder. SPC and each Radio Subsidiary has fully and completely performed in all material respects all of its duties and obligations under the Real Property Leases arising on or before the date hereof. To the Knowledge of SPC, there are no material defaults by any of the other parties under any of the Real Property Leases, or any existing conditions that could become defaults with the passage of time.
     Section 3.9 Title to Real and Tangible Personal Property; Encumbrances.
     (a) SPC and each Radio Subsidiary owns good and marketable title to its respective estates in the Real Property, free and clear of any Encumbrances, other than:
     (1) liens for Taxes for the current tax year which are not yet due and payable;

     (2) any matter of public record, provided that such matter does not have a material adverse effect on the Radio Subsidiary’s operation of the Station or Stations to which such matter pertains;
     (3) rights-of-way granted pursuant to Governmental Authorizations, provided that such rights-of-way do not have a material adverse effect on the Radio Subsidiaries’ operation of the related Station(s); and
     (4) those described in Schedule 3.9(a) (the “Real Estate Encumbrances”).
     True and complete copies of (A) all deeds, existing title insurance policies, surveys, plans, specifications, environmental, engineering, soil and mechanical reports and audits, real property and other ad valorem tax bills, service and other agreements and Governmental Authorizations with respect to the Real Property and Improvements, to the extent available, of or pertaining to the Real Property either have been or will be made available to Acquiror upon request or in any event will be prior to the Closing Date and (B) all instruments, agreements and other documents evidencing, creating or constituting any Real Estate Encumbrances have been made available to Acquiror.
     (b) Each Radio Subsidiary owns good and transferable title to its respective items of the Tangible Personal Property that are not subject to a Personal Property Lease, free and clear of any Encumbrances other than those described in Schedule 3.9(b) (the “Non-Real Estate Encumbrances”).
     (c) Except as set forth on Schedule 3.9(a), Schedule 3.9(b) or Schedule 3.13 SPC and the Radio Subsidiaries own or lease all material properties and other assets currently used in the conduct of the Business.
     (d) None of SPC or the Radio Subsidiaries has received notice or has Knowledge of any pending, threatened or contemplated material condemnation proceeding affecting the Real Property or the Real Property Leases or any part thereof, or of any sale or other disposition of the Real Property or any part thereof in lieu of condemnation, or any pending, threatened or contemplated material Proceeding against, by or affecting SPC or any Radio Subsidiary affecting the Real Property or the Real Property Leases.
     Section 3.10 Condition of Facilities.
     Use of the Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning Legal Requirements. All Improvements are in material compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled and are in good repair and good condition, ordinary wear and tear excepted. Except as set forth on Schedule 3.10, no part of any Improvement encroaches on any real property not included in the Real Property, and there are no buildings, antenna towers, guy anchors, ground radials or other Improvements primarily situated on adjoining property that encroach on any part of the Land. The Land for each Facility abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Land and comprising a part of the Real Property, is supplied with public or quasi-public utilities, if necessary for the operations currently being conducted thereon, and other services necessary for the operation of the Facilities located thereon.

     Section 3.11 Commission Authorizations.
     (a) Schedule 3.11(a) sets forth a true and complete list of (i) all Commission Authorizations issued to any Radio Subsidiary by the FCC, and (ii) all applications (collectively, the “Pending Applications”) currently pending before the FCC filed by or on behalf of any Radio Subsidiary.
     (b) Except as set forth on Schedule 3.11(b), (i) the entities identified in Schedule 3.11(a) as being FCC licensees hold the Commission Authorizations for the respective Stations; (ii) the Commission Authorizations are all of the Commission Authorizations, permits or other authorizations from the FCC necessary for the entity identified as licensee therein to operate the class of station, and to serve the community of license, identified in Schedule 3.11(a); (iii) all of the Commission Authorizations are in full force and effect; (iv) each of the Stations is being operated in all material respects in accordance with the applicable Commission Authorizations, the Communications Act and the FCC’s rules, regulations and policies; (v) the Commission Authorizations are not subject to any conditions other than those set forth on the Commission Authorizations themselves or those conditions applicable under the Communications Act and the FCC’s policies, rules and regulations to radio stations in the same service and of the same class; (vi) to the Knowledge of SPC, no Station is causing interference in violation of the FCC’s rules, regulations and policies with the transmissions of any other station or communications facility, and none of SPC or the Radio Subsidiaries has received any complaints with respect thereto, and, to the Knowledge of SPC, no station or communications facility is causing interference in violation of the FCC rules, regulations and policies with any transmissions of any Station or the public’s reception of such transmissions; (vii) where required by Legal Requirements, all antenna towers used in connection with any Station have been registered with the FCC and the FAA in accordance with the FCC’s and the FAA’s respective rules, regulations and policies; (viii) to the Knowledge of SPC, there is no rulemaking, investigation or other Proceeding pending or threatened in any Governmental Body that might result in the revocation, non-renewal or adverse modifications of any Commission Authorization or otherwise adversely affect the operation or business of any Station, other than such rulemakings, investigations or Proceedings that would affect the industry generally; (ix) there is no FCC Order outstanding relating to any one or more of the Stations which has not been satisfied; and (x) SPC has no Knowledge of facts that would cause the FCC not to renew any of the Commission Authorizations for a full term without adverse modification or to impose any nonstandard conditions on such renewal.
     (c) To the extent there is any conflict between the representations in this Section 3.11 and the representations in any other section herein, the representations in this Section 3.11 shall govern.
     Section 3.12 Insolvency.
     No insolvency proceedings of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting SPC or any Radio Subsidiary, are pending or, to Knowledge of SPC, threatened. Neither SPC nor any Radio Subsidiary has made an assignment for the benefit of creditors.
     Section 3.13 Intellectual Property Assets.
     Set forth on Schedule 3.13 is a true and complete list of all Intangibles material to the Business or any of the Stations and all contracts, agreements, commitments or licenses relating to such Intangibles, owned or licensed by SPC or any Radio Subsidiary (the “Intellectual Property Assets”). Except as set forth on Schedule 3.13, the Radio Subsidiaries own or are licensed to use all Intangibles material to the Business or any of the Stations, and currently used in the conduct of the Business free and clear of any material Encumbrances. No such rights and interests will be adversely affected by the Transaction. None of SPC or any of the Radio Subsidiaries has any Knowledge of any infringement or unlawful, unauthorized or conflicting use of or rights in any of the Intellectual Property Assets (other than in immaterial respects). Except as set forth on Schedule 3.13, neither SPC nor any Radio Subsidiary is infringing upon or otherwise acting adversely to any material trademarks, trade names, copyrights, patents, patent applications, know-how, methods or processes owned by any other Person or Persons, and there is no claim or action pending, or to the Knowledge of SPC or any Radio Subsidiary, threatened with respect thereto.
     Section 3.14 Taxes.
     Except as set forth on Schedule 3.14:
     (a) All material Tax Returns required to have been filed by SPC and its Subsidiaries have been or will be filed on a timely basis (taking into account valid extensions of the time for filing), and all such Tax Returns are true, correct and complete in all material respects.
     (b) SPC and its Subsidiaries have paid, or made provision for the payment of, all material Taxes due and payable by any of them, except such Taxes as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheets.
     (c) None of SPC or any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.
     (d) No unresolved claim exists with respect to any of SPC or its Subsidiaries by any taxing authority in a jurisdiction where any of SPC and its Subsidiaries do not file Tax Returns.
     (e) None of the assets of SPC or its Subsidiaries immediately prior to the closing is subject to an Encumbrance for any Tax, except Taxes the payment of which is not delinquent.
     (f) Each of SPC and its Subsidiaries has withheld or will withhold and has timely paid or will timely pay or cause to be paid to the appropriate taxing authority all material amounts required to have been withheld under applicable Tax withholding requirements.
     (g) None of SPC or any of its Subsidiaries is liable for the Taxes of any Person (other than another current member or former members of the affiliated group within the meaning of Section 1504 of the Code (or analogous group under state Tax Legal Requirements) of which SPC is the parent corporation) as a result of the application of Treasury Regulations Section 1.1502-6, any analogous provision of state, local or foreign Legal Requirements, or as a result of any contractual arrangement with any third party (excluding leases and similar agreements for the use of property) or otherwise.
     (h) None of SPC or its Subsidiaries is subject to any currently effective agreement or other document extending the period for the assessment or collection of any Tax, nor are any of them subject to any ongoing examination, other administrative proceeding, or litigation with respect to the determination of any Tax liability.
     (i) SPC is not, and has not been at any time during the last five years, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
     (j) SPC has delivered to Acquiror correct and complete copies of all federal, state and local income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by SPC or its Subsidiaries with respect to any year that is not closed by the relevant statute of limitations (including any extensions thereof).

     (k) None of SPC or any of its Subsidiaries will be required to include any item of income, or exclude any item of deduction from taxable income, for any taxable period (or portion thereof) ending after the Closing Date as a result of:
     (1) the installment method of accounting or the completed contract method of accounting;
     (2) any change in method of accounting for a taxable period ending on or prior to the Closing Date;
     (3) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision or state, local of foreign law) executed on or prior to the Closing Date; or
     (4) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law).
     (l) Subject to Section 5.3, none of SPC or any Subsidiary of SPC has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed or intended to be governed in whole or in part by Section 355 of the Code.
     (m) Neither SPC nor any of its Subsidiaries meets the “adjusted ordinary gross income requirement” for a personal holding company as defined in Sections 542(a)(1) and 542(b)(4) of the Code.
     (n) None of SPC or any Subsidiary of SPC has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any predecessor provision).
     Section 3.15 Labor and Employment Matters.
     (a) The Employees are not represented by a labor organization or group that was either certified by any labor relations board, including the NLRB, or any other Governmental Body or voluntarily recognized by SPC or the Radio Subsidiaries as the exclusive bargaining representative of a unit of employees, and, to the Knowledge of SPC, no Employee is represented in connection with the Business by any other labor union or organization. Neither SPC nor any of the Radio Subsidiaries is a party to or has any obligation under any union Contract, or any obligation (other than under any applicable Legal Requirement) to recognize or deal with any labor union or organization, and there are no such Contracts pertaining to or which determine the terms or conditions of employment of any Employee.
     (b) To the Knowledge of SPC, (i) no representation election petition or application for certification has been filed by the Employees or is pending with the NLRB or any other Governmental Body relating to the Business, and (B) no overt union organizing campaign or other overt attempt to organize or establish a labor union, employee organization or labor organization or group involving Employees is in progress or is threatened.
     (c) No labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other “concerted action” organized by the Employees is in progress or, to the Knowledge of SPC, has been threatened.

     (d) Except for any severance plan and policy set forth in Schedule 3.16(a) and for employees that are party to a Material Contract listed on Schedule 3.20(a), all Employees may be terminated at any time with or without cause and without any severance or other liability.
     (e) Except as set forth on Schedule 3.17(a), Schedule 3.18, and/or Schedule 3.22, to the Knowledge of SPC, SPC and each of the Radio Subsidiaries has complied with each, and is not in violation in any material respect of any, Legal Requirement relating to anti-discrimination and equal employment opportunities, and there are, and have been, no material violations of any other Legal Requirement respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any Employee or other Person.
     Section 3.16 Employee Benefits.
     (a) Set forth on Schedule 3.16(a) is a complete and correct list of all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, retention, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, non-work related disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (written or unwritten) (i) that is maintained or contributed to by SPC or any other corporation or trade or business controlled by, controlling or under common control with SPC, within the meaning of Section 414(b) or 414(c) of the Code or Section 4001(a)(14) or 4001(b) of ERISA (“ERISA Affiliate”), and (ii) under which any current or former Employee, or the dependents of any thereof, receive benefits as a result of their employment by the Radio Subsidiaries (collectively, the “Employee Plans”). Schedule 3.16(a) identifies any such Employee Plan that is (w) a “Defined Benefit Plan,” as defined in Section 414(j) of the Code, and (x) a plan intended to meet the requirements of Section 401(a) of the Code. SPC has provided or made available to Acquiror true and complete copies of all Employee Plans and, with respect to each Employee Plan, to the extent applicable, its most recent summary plan description, actuarial report, and determination letter and Forms 5500 for the three (3) most recent plan years for which Forms 5500 have been filed.
     (b) All Employee Plans have been established, maintained and administered in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Except as set forth in Schedule 3.16(b), no actions, suits, claims, litigation, audits, administrative proceedings or disputes are pending, or, to the Knowledge of SPC, threatened, with respect to (i) any Employee Plan that would be material to the Business or (ii) any stock fund or trust in any Employee Plan, and, to the Knowledge of SPC, no facts or circumstances exist that could reasonably give rise to any such actions, suits, claims, litigation, audits, administrative proceedings or disputes. Except as disclosed on Schedule 3.16(b), any noncompliance or failure to properly maintain, operate or administer an Employee Plan or related trust has not rendered and will not render (i) such Employee Plan or related trust subject to or liable for any material taxes, penalties or liabilities to any person; (ii) such Employee Plan or related trust subject to disqualification; or (iii) the trust subject to loss of tax-exempt status.
     (c) No Employee Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA or a “Multiple Employer Plan” described in Section 413(c) of the Code. The transactions contemplated by this Agreement will not subject SPC or any of the Radio Subsidiaries to liability under Title IV of ERISA, and neither SPC nor any of the Radio Subsidiaries has any liability under Title IV of ERISA.

     (d) Neither SPC nor any ERISA Affiliate, nor any administrator or fiduciary of any Employee Plan (or agent or delegate of any of the foregoing) has engaged in any transaction, taken any action or failed to take any action giving rise to any direct or indirect liability (by indemnity or otherwise) for a breach of any fiduciary, co-fiduciary or other duty under ERISA. No material oral or written representation or communication with respect to any aspect of the Employee Plans has been or will be made by authorized officers or managers of SPC or any of the Radio Subsidiaries to employees of SPC or any of the Radio Subsidiaries prior to the Effective Time that is not in accordance with the written or otherwise preexisting terms and provisions of such Employee Plans in effect immediately prior to the Effective Time, except for any amendments or terminations required by the terms of this Agreement or otherwise required by law or a governmental agency. Except as set forth in Schedule 3.16(a), there are no unresolved claims or disputes under the terms of, or in connection with, the Employee Plans (other than routine undisputed claims for benefits under the Employee Plans), and no action, legal or otherwise, has been commenced with respect to any claim (including claims for benefits under Employee Plans).
     (e) As of the date of the Balance Sheet, neither SPC nor any of the Radio Subsidiaries has any current or future liability with respect to any services performed or any events or matters occurring, arising or accruing on or prior to such date under any Employee Plan that was not reflected on the Balance Sheet.
     (f) Except as disclosed on Schedule 3.16(a), neither SPC nor any of the Radio Subsidiaries maintains any Employee Plan providing deferred or stock-based compensation that is not reflected on the Balance Sheet.
     (g) Except as set forth on Schedule 3.16(g), neither SPC nor any ERISA Affiliate, has maintained, and none now maintains, an Employee Plan providing welfare benefits (as defined in Section 3(1) of ERISA) to employees after retirement or other severance of employment, except to the extent required under Part 6 of Title I of ERISA and Section 4980B of the Code.
     (h) Except as set forth on Schedule 3.16(h), the consummation of the Transaction will not (i) entitle any current or former employee (or spouse, dependent or other family member of such employee) of SPC or any of the Radio Subsidiaries to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of SPC or any of the Radio Subsidiaries or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee (or any spouse, dependent or other family member of such employee).
     (i) Except as set forth on Schedule 3.16(i), the IRS has issued a favorable determination letter with respect to each Employee Plan that is intended to be qualified under Section 401(a) of the Code. Neither SPC nor any of the Radio Subsidiaries is aware of any facts that would adversely affect the qualified status of such Employee Plan that is intended to so qualify.
     (j) No non-exempt “prohibited transaction” (within the meaning of Section 4975(c) of the Code) involving any Employee Plan has occurred. Except as set forth on Schedule 3.16(j), none of the assets of any Employee Plan is an “employer security” (within the meaning of Section 407(d)(1) of ERISA) or “employer real property” (within the meaning of Section 407(d)(2) of ERISA).
     (k) All contributions (including all employer contributions and employee salary reduction contributions) or insurance premiums that are due have been paid with respect to each Employee Plan.
     (l) Except as set forth on Schedule 3.16(l), no Employee Plan is or at any time was funded through a “welfare benefit fund,” as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time have been provided through a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code) or a “supplemental unemployment benefit plan” (within the meaning of Section 501(c)(17) of the Code).
     (m) SPC and the Radio Subsidiaries have reserved all rights necessary to amend or terminate each of the Employee Plans without the consent of any other person.
     (n) All contributions required to be paid with respect to workers’ compensation arrangements of SPC and the Radio Subsidiaries have been made or accrued, in each case in accordance with the past custom and practice of SPC and the Radio Subsidiaries.
     Section 3.17 Compliance With Legal Requirements; Governmental Authorizations.
     (a) Except as set forth in Schedule 3.11(a), Schedule 3.17(a) or Schedule 3.22,
     (1) SPC, each Radio Subsidiary and each Station have been since December 31, 2003, and currently are being, operated in compliance in all material respects with all applicable Legal Requirements and Governmental Authorizations, including the Communications Act and the Copyright Act of 1976;
     (2) since December 31, 2003, none of SPC or any of the Radio Subsidiaries has received any notice alleging any material violation by SPC or any of the Radio Subsidiaries of any applicable Legal Requirements; and
     (3) SPC and each Radio Subsidiary has all Commission Authorizations and all material Governmental Authorizations other than Commission Authorizations, including any required by the FAA, necessary for the conduct of its business as currently conducted and such Governmental Authorizations are in full force and effect.
     (b) Set forth in Schedule 3.17(b) is a complete and accurate list of each material Governmental Authorization (other than the Commission Authorizations) that is held by SPC or any of the Radio Subsidiaries and that relates to the Business. Each Governmental Authorization listed or required to be listed in Schedule 3.17(b) is valid and in full force and effect.
     Section 3.18 Legal Proceedings; Orders.
     Except as set forth on Schedule 3.11(a), Schedule 3.17(a), Schedule 3.18, or Schedule 3.22, there is no Proceeding or Order now pending, or, to the Knowledge of SPC, threatened against SPC or any of the Radio Subsidiaries. There is no Proceeding or Order now pending, or, to the Knowledge of SPC, threatened against SPC or any of the Radio Subsidiaries, that challenges or would challenge the Transaction and would reasonably be expected to prevent or materially interfere with or delay the performance or consummation of the Transaction. To the Knowledge of SPC, there are no facts or circumstances primarily relating to SPC, the Radio Subsidiaries or the Stations which could reasonably be expected to cause the FCC to deny the Applications, designate the Applications for an oral evidentiary hearing, or to materially delay the issuance of the FCC Consent.
     Section 3.19 Absence of Certain Changes and Events.
     Except as set forth in Schedule 3.19, since December 31, 2004, there has not been any Material Adverse Effect, and SPC and the Radio Subsidiaries have conducted the Business in the Ordinary Course of Business and have not, solely with respect to the Business:

     (a) Mortgaged, pledged or subjected to an Encumbrance any of the assets of SPC or the Radio Subsidiaries that is material to the Business (other than Permitted Encumbrances);
     (b) Sold, conveyed, transferred, leased, subleased, mortgaged, pledged, had any material liens imposed (other than Permitted Encumbrances), licensed or otherwise disposed of, to any third party or Affiliates (other than SPC or the Radio Subsidiaries), any material properties or assets used in the conduct of the Business other than in the Ordinary Course of Business or dissolved any Subsidiaries (whether or not engaged in the Business);
     (c) Acquired any assets or any business in one or a series of related transactions, other than (i) pursuant to agreements in effect as of the date hereof that were disclosed to Acquiror prior to the date hereof, (ii) capital expenditures or capital additions consistent with plans provided to Acquiror and (iii) assets acquired by SPC or any of the Radio Subsidiaries in the Ordinary Course of Business;
     (d) Failed to make capital expenditures or additions consistent (in amount) with the 2005 capital expenditure plan attached as Schedule 3.19(d) (except as expressly noted thereon);
     (e) Made any material changes to the formats of the Stations;
     (f) Assigned, transferred or conveyed to the Radio Subsidiaries any material properties or assets not related to or used in the conduct of the Business;
     (g) (i) Entered into any transaction, Contract or commitment except in the Ordinary Course of Business; (ii) modified or renewed a Material Contract, other than renewals of contracts with on-air personnel consistent with the provisions of Section 5.2(e) and modifications and renewals of cash time sales agreements and production agreements, in the Ordinary Course of Business; or (iii) rejected, repudiated or terminated any Material Contract;
     (h) (i) Increased the compensation of any employee or current director of SPC or any of the Radio Subsidiaries, except for increases in salary or wage rates (A) in the Ordinary Course of Business, (B) as required by the terms of existing agreements or plans or (C) in connection with the renewal of contracts with on-air personnel in a manner which would not cause any 2005 budget line item for or related to personnel expenses to be exceeded; (ii) established, amended, paid, agreed to grant or increased any special bonus, sale bonus, stay bonus, retention bonus, deal bonus or change in control bonus or any similar benefit under any plan, agreement, award or arrangement, other than such as will be fully paid and satisfied at or prior to the Effective Time or other than as required pursuant to any existing plan, agreement, award or arrangement listed on Schedule 3.16(a); (iii) hired any employee for the Business with annual compensation in excess of the amount of compensation for a Person in a similar position consistent with past practice; (iv) entered into any new employment or severance agreement or amended (except as required to satisfy applicable Legal Requirements) any such existing agreement with any Employee; (v) established, adopted, entered into, amended (except as required to satisfy applicable Legal Requirements) or terminated any Employee Plan; or (vi) engaged in any hiring practices that are not in the Ordinary Course of Business;
     (i) Surrendered, revoked or otherwise terminated any Governmental Authorization;
     (j) Incurred any Debt (except under the Credit Agreement) or made any material loans, advances or capital contributions to, or investments in, any other Person (other than, to the extent not in violation of applicable Legal Requirements, customary loans or advances to Employees in amounts not material to the maker of such loan or advance and other than to any Radio Subsidiary in the Ordinary Course of Business) or incurred any other obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except in the Ordinary Course of Business, none of which, singly or in the aggregate, materially adversely affects the condition (financial or otherwise), assets, liabilities, operations or prospects of SPC or any Radio Subsidiary;
     (k) Disposed of, licensed, abandoned, invalidated, waived, released or assigned any rights of material value in connection with the Business;
     (l) Declared, set aside or paid any dividend or made any other distribution or payment with respect to any shares of capital stock or other ownership interests of SPC or any Radio Subsidiary (except for (i) dividends, distributions or payments to SPC or other Radio Subsidiaries, (ii) dividends, distributions or payments of proceeds resulting from the Disposition or the disposition of businesses unrelated to the Business pursuant to Section 5.3, (iii) preferential dividends on the SPC ESOP Common Stock and (iv) dividends (other than preferential dividends on the SPC ESOP Common Stock) on the SPC Voting Common Stock, the SPC Nonvoting Common Stock and the SPC ESOP Common Stock declared and paid in the Ordinary Course of Business).
     (m) Directly or indirectly redeemed, purchased or otherwise acquired any shares of capital stock or the capital stock of SPC or any Radio Subsidiary, or made any commitment for any such action (except redemptions, purchases or acquisitions of (i) SPC ESOP Common Stock tendered to SPC for redemption pursuant to the terms of the ESOP Trust and (ii) capital stock of any of the Radio Subsidiaries pursuant to Section 5.7);
     (n) Made any material change in any method of accounting, keeping of books of account or accounting practices or in any material method of Tax accounting of SPC or any of the Radio Subsidiaries unless required by applicable Legal Requirements or in order to comply with any GAAP requirements, FASB interpretations or a request by SPC’s independent auditors;
     (o) Entered into any program production or distribution arrangements, including without limitation joint venture arrangements obligating SPC or a Radio Subsidiary to pay any consideration, except for those entered into in the Ordinary Course of Business and with a term not in excess of three years;
     (p) Undertaken the collection of outstanding accounts receivable or failed to pay or discharge outstanding accounts payable other than in Ordinary Course of Business;
     (q) Had any material adverse change in its relations with any Governmental Body; or
     (r) Agreed, whether in writing or otherwise, to do any of the foregoing, except as expressly contemplated by this Agreement.
     Section 3.20 Material Contracts.
     (a) Schedule 3.20(a) sets forth a list of each Contract that exists as of the date hereof and falls within any of the following categories: (i) Contracts that require performance of services or delivery of consideration by SPC or any of the Radio Subsidiaries or to SPC or any of the Radio Subsidiaries in connection with the Business of an amount or value in excess of $50,000 during the current calendar year or any next succeeding three calendar years (ii) Contracts for the sale of airtime on a Station owned by a Radio Subsidiary other than those entered into in the Ordinary Course of Business, at customary rates for the period at issue, (iii) Contracts establishing joint ventures or partnerships constituting a portion of the Business, (iv) Contracts containing covenants that materially limit the freedom of SPC or any of the Radio Subsidiaries or (from and after the Closing) Acquiror to operate the Business in any geographic area, (v) employment agreements, not including oral agreements or agreements terminable at will without penalty, of SPC or any of the Radio Subsidiaries related to the Business, (vi) Contracts between SPC or any Radio Subsidiary, on the one hand, and any Affiliates of SPC (other than the Radio Subsidiaries), on the other, providing for annual payments in excess of $50,000 and relating primarily to the conduct of the Business that will not be terminated on or prior to the Closing Date, (vii) Real Property Leases material to the operation of any of the Stations and (viii) Contracts in respect of any Intangibles that are material to the operation of any of the Stations (collectively the “Material Contracts”). SPC has provided Acquiror with access and opportunity to review true and complete copies of all contracts set forth on Schedule 3.20(a).
     (b) Each of the Material Contracts is in full force and effect in all material respects, except as the enforceability of such contracts may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies. Except as set forth on Schedule 3.20(b), SPC and the Radio Subsidiaries and, to the Knowledge of SPC, any other party thereto, is not in material default under any Material Contract and no circumstance exists that (with or without notice or the lapse of time) would give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract. To the Knowledge of SPC, no party to a Material Contract has given notice of termination under any Material Contract, nor does SPC have Knowledge that any Person intends not to renew or extend any Material Contract or to abrogate or fail to comply with any material terms of a Material Contract.
     (c) The execution and delivery of the Cable Agreements and the consummation of the transactions contemplated thereby have been fully authorized by all necessary corporate action of SPC and its Subsidiaries, and the Cable Agreements are in full force and effect except as enforceability may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies.
     Section 3.21 Insurance.
     Set forth on Schedule 3.21 is a list of all material insurance policies for which SPC or any Radio Subsidiary is an insured party in connection with the Business (including policies providing property, fire, theft, casualty, liability and workers’ compensation coverage, but excluding policies relating to Employee Plans) (the “Material Insurance Policies”), which are in full force and effect in all material respects. With such exceptions as would not be material all premiums due in respect of the Insurance Policies have been paid by SPC or an Affiliate and SPC or the applicable Affiliates are otherwise in compliance with the terms of such policies. The assets of SPC and the Radio Subsidiaries are insured at replacement cost against loss or damage by fire or other risks as set forth in the policies, subject to the applicable limits of such policies, and SPC or the Radio Subsidiaries, as applicable, maintains liability insurance. To the Knowledge of SPC, there has not been any threatened termination of, pending premium increase (other than with respect to customary annual premium increases) with respect to, or alteration of coverage under, any Material Insurance Policy. Except as set forth on Schedule 3.21, there are no pending claims against such insurance policies as to which the applicable insurer has denied liability and there exist no material claims that have not been timely submitted by SPC or any Radio Subsidiary, as applicable, to the applicable insurer.
     Section 3.22 Environmental Matters.
     Except as set forth on Schedule 3.22:

     (a) Neither SPC nor any of the Radio Subsidiaries has handled, used, managed, transported, treated, stored, disposed of, or arranged for the transportation, treatment, storage or disposal of any Hazardous Materials, at or from any of the Real Property, or at any other property or location except for maintenance, cleaning and emergency generator fuel supplies customary for the operation of radio stations and maintained in compliance with all Environmental Laws in the Ordinary Course of Business;
     (b) To the extent related to the Real Property or the Business, all material environmental permits, licenses or approvals required by Environmental Laws necessary for the conduct of the Business in a manner substantially similar to the operation of the Business have been obtained, have not been rescinded or terminated and are transferable, and SPC and the Radio Subsidiaries are, in their operation of the Business and their ownership or use of the Real Property, in compliance with such permits;
     (c) None of SPC or any of the Radio Subsidiaries have received any notice within the last five (5) years from any Governmental Body or any other Person alleging a violation of, or liability under, any Environmental Laws with respect to the operation of the Business or ownership or use of the Real Property;
     (d) Neither SPC nor any Radio Subsidiary has caused, nor to the Knowledge of SPC, has there been any material Release of any Hazardous Materials at any other property or other location where SPC or any Radio Subsidiary has directly or indirectly arranged for the transportation, treatment, storage or disposal of any Hazardous Material for which SPC or any Radio Subsidiary may have liability, and neither SPC nor any Radio Subsidiary has caused, nor to the Knowledge of SPC, has there been any Release of any Hazardous Materials at, on or under any of the Real Property in amounts or under circumstances that would require remediation by SPC or any Radio Subsidiary pursuant to Environmental Laws or in amounts that would form the basis of a material claim by any third party for personal injury or property damage under Environmental Laws or other Legal Requirement based on the exposure to such Hazardous Materials;
     (e) There are no pending or, to the Knowledge of SPC, material threatened claims, actions, suits, inquiries, Proceedings or investigations by any Governmental Bodies concerning compliance by SPC or any of the Radio Subsidiaries with any Environmental Laws;
     (f) To the Knowledge of SPC, there are no underground tanks regulated by any applicable Environmental Laws at, on or under any Real Property; and
     (g) To the Knowledge of SPC, neither the Real Property nor any other location identified on Schedule 3.22 as having received Hazardous Materials, directly or indirectly from SPC or any of the Radio Subsidiaries has been proposed for listing on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup.
     Section 3.23 Relationships With Related Persons.
     Except as disclosed in Schedule 3.19 or Schedule 3.20(a), none of SPC or any of the Radio Subsidiaries have been involved in any business arrangement or relationship with any Related Persons since December 31, 2004, and no such Related Person owns any property or right, tangible or intangible, that is material to the operations of the Business. Except as described in Schedule 3.23, to the Knowledge of SPC, no stockholder, member, officer, director, manager or partner of SPC or any Radio Subsidiary, as applicable, possesses, directly or indirectly, any beneficial interest in or is a director, officer or employee of, any corporation, firm, partnership, association or business organization that is a client, supplier, customer, lessor, lessee, creditor, borrower, debtor or contracting party with SPC or any Radio Subsidiary

     (except as a stockholder holding less than a one percent (1%) interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market).
     Section 3.24 Brokers or Finders.
     Except for UBS Securities LLC, whose fees shall be paid by SPC at or prior to Closing, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of SPC or any of the Radio Subsidiaries that might be entitled to any fee or commission in connection with the Transaction.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
ACQUIROR AND MERGER SUB
     Section 4.1 Organization and Good Standing.
     Each of Acquiror and Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of Delaware. Acquiror and Merger Sub have all requisite corporate power and authority to own and operate its assets and to carry on its business as currently conducted. Each of Acquiror and Merger Sub has made available to SPC a true and complete copy of Acquiror’s and Merger Sub’s respective Certificate of Incorporation and Bylaws, each as amended and in effect as of the date hereof.
     Section 4.2 Enforceability; Authority; No Conflict.
     (a) This Agreement constitutes, and when executed and delivered at Closing, each other document and instrument to be executed, delivered or performed by Acquiror or Merger Sub in connection with this Agreement (collectively, the “Acquiror Documents”) will constitute the legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms (assuming this agreement is a legal, valid and binding obligation of, and enforceable against, SPC), subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. Acquiror has the requisite right, power and authority to execute and deliver this Agreement and has or will have prior to Closing the requisite right, power and authority to perform its obligations under this Agreement, and such action has or will have prior to Closing been duly authorized by all necessary corporate action. Merger Sub has the requisite right, power and authority to execute and deliver this Agreement and has or will have prior to Closing the requisite right, power and authority to perform its obligations under this Agreement, and such action has or will have prior to Closing been duly authorized by all necessary corporate action.
     (b) Neither the execution and delivery of this Agreement by Acquiror or Merger Sub nor the consummation or performance of the Transaction by Acquiror or Merger Sub will give any Person the right to prevent, delay or otherwise interfere with the Transaction pursuant to:
     (1) any provision of Acquiror’s or Merger Sub’s Governing Documents;
     (2) any resolution adopted by the board of directors or the stockholders of Acquiror or Merger Sub;
     (3) any Legal Requirement or Order to which Acquiror or Merger Sub may be subject; or

     (4) any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound.
     (c) Except as described in clauses (1), (2) and (3) of Section 3.2(c), Acquiror and Merger Sub are not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transaction.
     Section 4.3 Financing.
     True and correct copies of binding commitment letters set forth on Schedule 4.3 have been delivered to SPC (the “Commitment Letters”). As of the date hereof, the Commitment Letters are in full force and effect and have not been withdrawn or terminated or otherwise amended and there is no material breach, violation or default existing (or an event that with notice, the lapse of time or both would become a breach, violation or default) under the Commitment Letters. The aggregate proceeds to be disbursed pursuant to the Commitment Letters and implementing legal documentation, together with cash then on hand, will be sufficient for Acquiror to pay the Base Merger Consideration. As of the date hereof, Acquiror does not have any reason to believe that any of the conditions to the financing to be provided in the Commitment Letters will not be satisfied or that the financing to be provided will not be provided to Acquiror on a timely basis.
     Section 4.4 Commission Authorizations and other Governmental Qualifications.
     To the Knowledge of Acquiror, Acquiror is qualified under the Communications Act and the published rules, regulations and policies of the FCC to control the Commission Authorizations. Except as disclosed in Schedule 4.4, there are no facts or proceedings which would reasonably be expected to disqualify Acquiror, or require a waiver, under the Communications Act or the published FCC rules and policies (including under any applicable multiple ownership rules) or the HSR Act or otherwise from acquiring or operating the Stations or would cause the FCC to deny or materially delay issuance of the FCC Consent or the Department of Justice and the Federal Trade Commission not to allow the waiting period under the HSR Act to terminate as provided for in Section 5.4. Except as disclosed in Schedule 4.4, no waiver of any published FCC rule or policy is necessary to be obtained on behalf of Acquiror for the grant of the Applications for the FCC Consent, and Acquiror has no reason to request that the FCC process the Applications pursuant to any special procedure to find Acquiror qualified under the Communications Act and the FCC’s published rules and policies to control the Stations.
     Section 4.5 Certain Proceedings.
     There is no pending Proceeding that has been commenced against Acquiror and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transaction. To Acquiror’s Knowledge, no such Proceeding has been threatened.
     Section 4.6 Brokers or Finders.
     Except as set forth on Schedule 4.6, neither Acquiror nor any of its agents or representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the Transaction.

     Section 4.7 Acquiror and Merger Sub Financial Condition.
     As of the Effective Time, neither Acquiror nor Merger Sub will be insolvent on a “balance sheet” or “going concern” basis as shown on Acquiror’s and Merger Sub’s respective pro forma balance sheets as of the Effective Time delivered to SPC prior to the Closing Date.
ARTICLE V
COVENANTS
     Section 5.1 Reserved.
     Section 5.2 Conduct of Business.
     During the period from the date hereof to the Effective Time, except as otherwise contemplated by this Agreement, as set forth on Schedule 5.2 or as Acquiror otherwise consents, with respect to the Business, SPC shall, and shall cause the Radio Subsidiaries to (x) conduct business in the Ordinary Course of Business and in accordance in all material respects with applicable Legal Requirements, (y) preserve intact the Business and use commercially reasonable efforts to maintain material relationships with advertisers, customers, suppliers, contracting parties, Governmental Bodies, creditors, employees (provided, that no increases in any compensation or any incentive compensation or similar compensation shall be required in respect thereof except to the extent such increase is required in the Ordinary Course of Business) and others having business relations with SPC, the Radio Subsidiaries and the Stations and (z) use its commercially reasonable efforts to perform and satisfy its obligations under any Contract as they become due.
     Without limiting the foregoing, during the period from the date hereof to the Effective Time, except as otherwise contemplated by this Agreement or as Acquiror shall otherwise consent (provided, that Acquiror shall respond as soon as reasonably practicable but in no event more than five Business Days following receipt of SPC’s request for such response, or within such shorter period as SPC shall advise Acquiror a response is required) or as set forth in the applicable sections of Schedule 5.2, with respect to the Business as conducted solely by the Radio Subsidiaries (other than SMC), SPC shall, and shall cause each of the Radio Subsidiaries, to:
     (a) Not incur, create or assume any Encumbrance on any of its assets other than a Permitted Encumbrance;
     (b) Not sell, lease, license, transfer or dispose of any assets other than in the Ordinary Course of Business or dissolve any Subsidiary (whether or not engaged in the Business) (other than transactions involving the Subsidiaries intended to eliminate excess loss accounts for U.S. Federal income tax purposes and that do not have an adverse effect on Acquiror and are reasonably approved by Acquiror) without the consent of Acquiror, which consent shall not be unreasonably withheld;
     (c) Not (i) enter into any Contract except in the Ordinary Course of Business; (ii) modify, renew, suspend, abrogate or amend in any material respect any material Governmental Authorization or Material Contract, other than (A) renewals of contracts with on-air or programming personnel consistent with the provisions of Section 5.2(e)) made in the Ordinary Course of Business and (B) modifications, renewals and amendments of contracts, including cash time sales agreements and production agreements in the Ordinary Course of Business, or (iii) reject, repudiate or terminate any Material Contract, or (iv) renew or enter into any new Material Contracts of the type identified on Schedule 3.20(a)(i) in respect to central radio or otherwise identified on Schedule 5.2(c);

     (d) Not dispose of, license or permit to abandon, invalidate or lapse any rights in, to or for the use of any Intellectual Property Assets;
     (e) Not (i) increase the compensation of any employee or current director of SPC or any of the Radio Subsidiaries, except for increases in salary or wage rates (A) in the Ordinary Course of Business, (B) as required by the terms of agreements or plans currently in effect and listed on Schedule 3.16(a) or (C) in connection with the renewal of contracts with on-air or programming personnel for the calendar year 2005, not provide for any increases that in the aggregate would, together with other previous increases, cause any 2005 budget line item for or in respect of personnel expenses to be exceeded, or in connection with the renewal of contracts with on-air or programming personnel for the calendar year 2006 and thereafter, not provide for any increases that in the aggregate would, together with other previous increases, cause any 2005 budget line item for or in respect of personnel expenses to be exceeded by more than four percent (4%) per annum, (ii) establish, amend, pay, agree to grant or increase any special bonus, sale bonus, stay bonus, retention bonus, deal bonus or change in control bonus or any similar benefit under any plan, agreement, award or arrangement, other than such as will be fully paid and satisfied at or prior to the Effective Time or other than as required pursuant to any existing plan, agreement, award or arrangement listed on Schedule 3.16(a), (iii) hire any employee for the Business with annual compensation in excess of the amount of compensation for a Person in a similar position consistent with past practice, (iv) enter into any new employment or severance agreement or amend (except as required to satisfy applicable Legal Requirements) any such existing agreement with any Employee, (v) establish, adopt, enter into, amend (except as required to satisfy applicable Legal Requirements) or terminate any Employee Plan except as contemplated by Section 5.8, or (vi) engage in any hiring practices that are not in the Ordinary Course of Business;
     (f) Not incur any Debt (except under the Credit Agreement) or make any material loans, advances or capital contributions to, or investments in, any other Person (other than, to the extent not in violation of applicable Legal Requirements, customary loans or advances to Employees in amounts not material to the maker of such loan or advance and other than to any Radio Subsidiary in the Ordinary Course of Business);
     (g) Except with respect to any matter set forth on Schedule 3.16(b) and Schedule 3.18, not settle any material claims, actions, arbitrations, disputes or other proceedings in respect of SPC, any of the Radio Subsidiaries or the Stations (except matters which will not have an adverse effect on Acquiror) without the consent of Acquiror, which consent shall not be unreasonably withheld;
     (h) Not make any material change in any method of accounting, keeping of books of account or accounting practices or in any material method of Tax accounting of SPC or any of the Radio Subsidiaries unless required by applicable Legal Requirements or in order to comply with any GAAP requirements, a request by SPC’s independent auditors or FASB interpretations and not make any material change in SPC’s or the Radio Subsidiaries’ internal controls over financial reporting (as defined in Rules 13a-15(f) and 15D-15(f) of the Exchange Act);
     (i) Not acquire any assets or any business in one or a series of related transactions, other than (i) pursuant to agreements in effect as of the date hereof that were disclosed to Acquiror prior to the date hereof, (ii) capital expenditures or capital additions consistent with plans to Acquiror and (iii) assets acquired by SPC or any of the Radio Subsidiaries in the Ordinary Course of Business;
     (j) Continue making capital expenditures and additions (i) consistent with the 2005 capital expenditure plan attached hereto as a part of Schedule 3.19 (except as expressly noted thereon), and expend in 2005 the entire amount that is budgeted in the 2005 capital expenditure plan (except as expressly noted thereon), (ii) consistent with the 2006 “high definition” capital expenditure plan attached hereto as Schedule 5.2(j) (both in timing, based upon ratable expenditures throughout 2006, and amount), and thereafter consistent with such “high definition” capital expenditure plan as may be adopted in order to continue to equip all of the Stations with “high definition” capabilities (except Stations operating under local marketing agreements listed on Schedule 5.2(j)), and (iii) as are reasonably required in respect of maintenance, consistent with historical practices;
     (k) Not make any material changes to the formats of the Stations;
     (l) Continue marketing, advertising and promotional activities, sales of advertising time, the purchasing and scheduling of programming and the performance of research, all with respect to the Business in the Ordinary Course of Business;
     (m) Maintain or cause to be maintained (A) the Assets consistent with the historical maintenance practices of SPC and the Radio Subsidiaries in good operating condition for the operations of the Business after Closing in the Ordinary Course of Business, ordinary wear and tear excepted and consistent with budgets provided to Acquiror, and (B) in full force and effect Material Insurance Policies (with the same amounts and scopes of coverage) with respect to the Assets and the operation of the Business and enforce in good faith the rights under the Insurance Policies;
     (n) Upon any damage, destruction or loss to any Asset, apply any insurance proceeds received with respect thereto (and such additional funds as may be required) to the prompt repair, replacement and thereof to the condition of such Asset before such damage, destruction or loss, or, if required to such other (better) condition as may be required by applicable Legal Requirements;
     (o) Perform its respective obligations under all Commission Authorizations and material Governmental Authorizations other than Commission Authorizations and Contracts without breach or default in any material respect, in the Ordinary Course of Business;
     (p) Renew all Commission Authorizations and any other material Governmental Authorizations that expire prior to the Effective Time, and take customary actions to commence and pursue the renewal process for all Governmental Authorizations expected to expire within the three (3) month period following the Closing Date, and not permit any material Governmental Authorizations to expire or be revoked, suspended or adversely;
     (q) Not cause the FCC or any other Governmental Body to institute proceedings for the revocation, suspension or adverse modification of any Commission Authorizations or other material Governmental Authorization and use commercially reasonable efforts to oppose any proposal by any third party for the revocation, suspension or adverse modification of any Commission Authorizations or other material Governmental Authorization;
     (r) Not enter into any program production or distribution arrangements, including without limitation joint venture arrangements obligating SPC or a Radio Subsidiary to pay any consideration, except for those entered into in the Ordinary Course of Business and with a term not in excess of three years;
     (s) Maintain or cause to be maintained its books and records and accounts with respect to the Business in the usual, regular and ordinary manner on a basis consistent with past practice;
     (t) Not amend its respective certificate or articles of incorporation, as applicable, or bylaws or comparable Governing Documents;

     (u) Give or cause to be given to Acquiror as soon as reasonably possible, but in no event later than five (5) calendar days after receipt or submission to the FCC copies of reports, statements, applications, responses, schedules, pleadings or other communications (including emails) received from or filed with the FCC on or prior to the Effective Time that relate to any Radio Subsidiary or any Commission Authorization, including a copy of any FCC inquiry to which the filing is responsive (and in the event of an oral FCC inquiry, SPC will furnish a written summary thereof);
     (v) Provide to Acquiror a copy of any notice, correspondence, advice or other documentation received by SPC or any Radio Subsidiary from any Governmental Body or other source with respect to a Release or the presence of a Hazardous Materials, and conduct all investigations, sampling and testing as may be appropriate in connection with such notice in accordance in all material respects with applicable Legal Requirements;
     (w) Not issue any shares of its capital stock, effect any stock split or reclassification or otherwise change its capitalization as it exists on the date of this Agreement, except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date of this Agreement and disclosed pursuant to this Agreement, or grant, confer or award any option, warrant, conversion right or other right not existing on the date of this Agreement to acquire any shares of its capital stock;
     (x) Not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (except for (i) dividends, distributions or payments to SPC or other Radio Subsidiaries, (ii) dividends, distributions or payments of proceeds resulting from the Disposition or the disposition of businesses unrelated to the Business pursuant to Section 5.3, (iii) a preferential dividend payment on the SPC ESOP Common Stock in an amount equal to $1.04608 per share and (iv) dividends (other than preferential dividends on the SPC ESOP Common Stock) on the SPC Voting Common Stock, the SPC Nonvoting Common Stock and the SPC ESOP Common Stock declared and paid in the Ordinary Course of Business);
     (y) Not directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or the capital stock of any Radio Subsidiary, or make any commitment for any such action (except redemptions, purchases or acquisitions of (i) SPC ESOP Common Stock tendered to SPC for redemption pursuant to the terms of the ESOP Trust and (ii) capital stock of any of the Radio Subsidiaries pursuant to Section 5.7);
     (z) Collect outstanding accounts receivable only in the Ordinary Course of Business and pay and discharge outstanding accounts payable only in the Ordinary Course of Business;
     (aa) Not make or change any Tax election, change an annual accounting period, adopt or change any method of accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to SPC or any Radio Subsidiary, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to SPC or any Radio Subsidiary if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of SPC or any Radio Subsidiary for the period ending after the Closing Date;
     (bb) Use commercially reasonable efforts to retain and appropriately motivate the key employees of the Business, and keep Acquiror promptly informed of, and provide Acquiror an opportunity to regularly meet with SPC regarding, issues concerning the overall work force of the Business, and the retention and continued motivation of key employees of the Business;

     (cc) Use commercially reasonable efforts to cause their respective executive and managerial level employees not to disparage Acquiror or its Affiliates or any Related Person to Acquiror; and
     (dd) Not authorize or enter into or announce an intention to authorize or enter into any agreement or commitment with respect to any of the foregoing.
     Nothing contained in this Section 5.2 or otherwise set forth in this Agreement shall restrict in any way SPC’s conduct of any business other than the Business or the conduct of business by Subsidiaries or Affiliates of SPC that are not Radio Subsidiaries. Notwithstanding anything contained in this Agreement to the contrary, subject to Section 5.3, SPC may, directly or indirectly, (i) operate any business other than the Business without regard to this Agreement, (ii) acquire, operate, sell, lease, license, spin off, distribute, transfer or otherwise dispose of any assets and incur any liabilities other than assets and liabilities, respectively, of the Radio Subsidiaries as of the date hereof and (iii) acquire, operate, sell, spin off, distribute, transfer or otherwise dispose of any Subsidiaries or Affiliates of SPC other than the Radio Subsidiaries. Any liabilities incurred by SPC or the Radio Subsidiaries that are not discharged as of the Effective Time or pursuant to the terms of this Agreement or pursuant to this paragraph shall be deemed to be one of the “Excluded Liabilities”.
     Section 5.3 Disposition of Unrelated Businesses.
     (a) Prior to Closing, subject to Section 5.3(b), SPC shall, and shall cause its Subsidiaries to, sell, spin off, distribute, transfer or otherwise dispose of, SPC’s direct or indirect interest in all Subsidiaries, assets and liabilities (including the rights and obligations of SPC or any Subsidiary arising from the Cable or Kansas City Transactions, including all rights and interests (contingent or otherwise) with respect to the Cable Escrow Agreement (but excluding any rights SPC gives to Acquiror with respect thereto for purposes of Section 2.8(c) and Section 2.12(a)), and the rights and obligations of the “Sellers” under the Kansas City Agreement, whether or not the Kansas City Transaction is consummated), other than the Radio Subsidiaries and the Assets and liabilities of the Radio Subsidiaries (other than the sale or disposal of WGLD and the termination of the license for KYNG, which SPC shall effect prior to Closing), respectively, as of the date hereof or as otherwise acquired or incurred pursuant to the terms of this Agreement, such that the sole business conducted directly by SPC or indirectly by SPC through its Subsidiaries at the Closing shall be the Business, the assets and liabilities in which SPC shall have a direct or indirect interest shall be limited to the Assets and liabilities of the Radio Subsidiaries as of the date of this Agreement or those otherwise acquired or incurred in accordance with the terms of this Agreement and the only Subsidiaries, direct or indirect, of SPC, at the Effective Time shall be the Radio Subsidiaries (the “Disposition”).
     (b) Notwithstanding the provisions of Section 5.3(a), the parties agree that SPC and SMC shall continue to be obligated under Article X and Sections 2.05(d), 5.02(b), 5.02(c), 5.04, 5.07, 5.08, 5.09, 6.02, 8.03(b), 8.03(e)(ii), 8.03(g), 8.04(d), 8.04(f), 8.05, 8.06(a), 8.06(b), 8.06(c), 8.07(b), 8.07(c), and 12.12 of the Cable Redemption Agreement and Section 2.9(f) of the Cable Asset Purchase Agreement; provided that the Stockholders’ Representative shall have (x) assumed these obligations to the extent practicable prior to the Closing in a manner reasonably satisfactory to Acquiror, without releasing SPC and SMC and (y) agreed with SPC to perform promptly all obligations required under the Sections referred to above (except to the extent any such obligations can only be performed by SPC or SMC).
     Section 5.4 Commercially Reasonable Efforts.
     (a) SPC and Acquiror shall cooperate and use their respective commercially reasonable efforts to satisfy as promptly as practicable the conditions precedent to the other party’s obligations hereunder and shall use their respective commercially reasonable efforts to satisfy as promptly as practicable the conditions precedent to their obligations hereunder to the extent they have the ability to control the satisfaction of such obligations. Without limiting the generality of the foregoing, SPC and Acquiror shall make all filings and submissions required by the U.S. Antitrust Laws, the Communications Act and any other Legal Requirements and promptly file any additional information requested as soon as practicable after receipt of such request therefor and promptly file any other information that is necessary, proper or advisable to permit consummation of the Transaction. In connection with the foregoing, SPC and Acquiror shall endeavor to consummate the Transaction without (or with minimal) costs, conditions, limitations and restrictions associated with the grant of the SPC Required Consents and Acquiror Required Consents. Except with respect to payment of HSR Act filing fees pursuant to Section 5.4(d)(1), and filing fees in connection with the Applications pursuant to Section 5.4(d)(2), each party shall pay all fees and expenses associated with obtaining all Consents that are required in respect of such party to consummate the Transaction or are otherwise commercially advisable in connection with consummation of the Transaction.
     (b) Each of the parties hereto agrees to execute and deliver such other documents, certificates, agreements and other writings and take such other commercially reasonable actions not inconsistent with this Agreement as may be necessary or desirable to evidence, consummate or implement expeditiously the Transaction.
     (c) SPC and Acquiror shall cooperate with each other and shall furnish to the other party all information reasonably necessary or desirable in connection with making any filing under the HSR Act, and in connection with resolving any investigation or other inquiry by any Governmental Body with respect to the Transaction. Each of the parties shall promptly inform the other party of and, to the extent in writing (including emails) promptly provided copies of, any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Body regarding any such filings or the Transaction. SPC and Acquiror shall not participate in any meeting with any Governmental Body in respect of any such filings, investigation or other inquiry without giving the other party prior notice of, and to the extent permitted the opportunity to participate in, such meeting. The parties hereto will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with all meetings, actions and proceedings under or relating to the HSR Act (including, with respect to making a particular filing, by providing copies of all such documents (other than those that will not be publicly available) to the non-filing party and their advisors prior to filing and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith); provided, however, that in no event shall Acquiror or SPC be required to furnish any information that, based on advice of such party’s counsel, would reasonably be expected to create any potential liability under applicable Legal Requirements, including U.S. Antitrust Laws, or would constitute a waiver of any material legal privilege (provided, that in such latter event Acquiror and SPC shall use commercially reasonable efforts to cooperate to permit disclosure of such information in a manner consistent with the preservation of such legal privilege).
     (d) In furtherance and not in limitation of the foregoing, each of Acquiror and SPC shall cooperate in taking the following actions:
     (1) Within twenty (20) calendar days after the date hereof, Acquiror and SPC shall make the required filings in connection with the transactions contemplated hereby pursuant to the HSR Act with the FTC and the Antitrust Division of the United States Department of Justice (the “Antitrust Divisions”), and shall request early termination of the waiting period with respect to such filings. From time to time after such initial filings, each party shall, as promptly as practicable, make all such further filings and submissions and take such further actions as may reasonably be required in connection therewith and shall furnish all other information reasonably necessary therefor. Each of Acquiror and SPC shall notify the other immediately upon receiving any request for additional information with respect to such filings from either the Antitrust Division or the FTC and the party receiving such request shall use its best efforts to comply with such requests as soon as is reasonably possible. Neither party shall withdraw any filing or submission without prior written consent of the other. All fees in connection with the required filings shall be borne one-half (1/2) by Acquiror and one-half (1/2) by SPC.
     (2) (a) Within fifteen (15) calendar days after the date hereof, SPC and Acquiror shall file one or more applications (the “Applications”) with the FCC to obtain the FCC’s consent to the transfer of control of the Commission Authorizations for the Stations. Acquiror and SPC shall cooperate with each other in the preparation and filing of the Applications and all information, data, exhibits, statements, and other materials required thereby. Each party further agrees to (i) expeditiously prepare and file with the FCC any amendments or any other filings in connection therewith which are requested by the FCC or required by its rules and policies, (ii) cooperate in the timely filing of extensions of any FCC consummation deadline (as long as the Agreement has not been terminated in accordance with its terms) if the conditions for Closing have not yet been satisfied, and (iii) take such other actions as may be necessary or appropriate to obtain the issuance of an order by the FCC (the “Initial Order”) granting the Applications at the earliest practicable time and having the Initial Order become a Final Order. For purposes of this Agreement, each party shall be deemed to be using its commercially reasonable efforts with respect to obtaining the Initial Order and the Final Order, and to be otherwise complying with the foregoing provisions of this Section 5.4(d), so long as it (x) truthfully and promptly provides information necessary or appropriate to complete and file its portion of the Applications and any amendments thereto in a timely manner, (y) timely provides its comments on any documents and other materials to be filed by the other party and (z) uses its reasonable efforts to oppose any and every petition to deny, informal objection or other challenge to the Applications and any and every reconsideration petition, application for review, or judicial appeal seeking a reversal of the Initial Order or, as the case may be, the Final Order, all without prejudice to the parties’ termination rights under this Agreement; provided, that SPC and the Radio Subsidiaries, on the one hand, and Acquiror, on the other, shall not be required to expend any funds or efforts contemplated under this Section 5.4(d) unless the other is concurrently and likewise complying with its respective obligations under this Article V.
     (i) Except as otherwise provided herein, each party will be solely responsible for the expenses incurred by it in the preparation, filing, and prosecution of the Applications and the fulfillment of its obligations under clause (A) hereof. All filing fees imposed by the FCC or any governmental authority in connection with the filing of the Applications and the prosecution thereof shall be paid one-half (1/2) by the SPC, on the one hand, and one-half (1/2) by Acquiror, on the other.
     (ii) SPC shall, at its own expense, give timely notice of the filing of the Applications by such means and in such manner as may be required by the rules and regulations of the FCC; and
     (3) Promptly file all other necessary applications, instruments and documents with other Governmental Bodies relating to the Transaction.
     (e) SPC shall give (or shall cause its Subsidiaries to give) any notices to third parties, and use, and cause its Subsidiaries to use, commercially reasonable efforts to obtain any Consents. SPC must promptly notify Acquiror of any failure or prospective failure to obtain any such Acquiror Required

Consents, as the case may be, and, if requested by Acquiror, must provide Acquiror with copies of all material filings and correspondence in connection with, and evidence of, all such Acquiror Required Consents, as the case may be, applied for or obtained.
     (f) After the Applications have been filed with the FCC pursuant to Section 5.4(d), Acquiror and SPC shall prosecute such Applications with all reasonable diligence and take all reasonable steps to obtain the requisite FCC Consent at the earliest practicable time. No party hereto shall take any action, and SPC shall cause the Radio Subsidiaries not to take any action, that such party knows or should know would adversely affect obtaining the FCC Consent, or adversely affect the FCC Consent becoming a Final Order. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (i) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by that party of any of its representations, warranties or covenants hereunder, and (ii) compliance with the condition would have a material adverse effect upon it. SPC and Acquiror shall oppose any petitions to deny or other objections filed with respect to the Applications for the FCC Consent and any requests for reconsideration or judicial review of the FCC Consent.
     (g) If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement pursuant to Article VIII, the parties shall jointly request an extension of the effective period of the FCC Consent, as the case may be. No extension of the effective period of the FCC Consent shall limit the exercise by either party of its right to terminate the Agreement under Article VIII.
     Section 5.5 Access and Information.
     (a) From the date hereof until the Effective Time, subject to applicable Legal Requirements, SPC shall, (i) afford Acquiror and its authorized representatives reasonable access, during regular business hours, upon reasonable advance notice, to the Employees and the properties and assets of SPC and the Radio Subsidiaries that are used in the conduct of the Business, (ii) provide reasonable advance notice to Acquiror of, (x) senior management meetings in respect of the Business and (y) meetings conducted in respect of general management, budgets, forecasts, sales, employee retention and motivation and similar matters each as scheduled in the conduct of the Ordinary Course of Business, and, in respect of all such meetings, SPC shall permit Acquiror’s management personnel observation rights (without the authority to control or direct) at such meetings where and as held by SPC, either in person or by telephone conference call (at the election of Acquiror) if such meetings are in person, or by conference call if such meetings are telephonic, such observation rights also to include access to all work product and materials related thereto, (iii) furnish, or cause to be furnished, to Acquiror any financial and operating data and other available information with respect to the Business or in furtherance of the Transaction as Acquiror from time to time reasonably requests, and (iv) instruct the Employees, and its counsel and financial advisors to cooperate with Acquiror in its investigation of the Business; provided, however, that in no event shall Acquiror have access to any information that, based on advice of SPC’s counsel, would (A) reasonably be expected to (i) create liability under applicable Legal Requirements, including U.S. Antitrust Laws, or (ii) waive any material legal privilege (provided, that in such latter event Acquiror and SPC shall use commercially reasonable efforts to cooperate to permit disclosure of such information in a manner consistent with the preservation of such legal privilege), (B) result in the disclosure of any trade secrets of third parties or (C) violate any obligation of SPC with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by Acquiror, SPC has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality. Prior to the Closing Date, Acquiror and such third party consultants as may be engaged by Acquiror may, with reasonable prior notice, at mutually agreed times and at Acquiror’s own expense, physically inspect the properties and assets of SPC and the Radio

Subsidiaries, including performing environmental audits; provided, however, that Acquiror shall not conduct any environmental sampling or invasive testing without the prior written consent of SPC and, in the case of any invasive testing, prior written consent of the applicable lessee, which consent shall not be unreasonably withheld. All requests made pursuant to this Section 5.5 shall be directed to an executive officer of SPC or such Person or Persons as may be designated by SPC. All information received pursuant to this Section 5.5 shall, prior to the Effective Time, be governed by the terms of the SPC Confidentiality Agreement.
     (b) From and after the Effective Time, Acquiror and SPC shall give the Stockholders’ Representative access, upon reasonable advance notice and at reasonable times, to the books and records of SPC and its Subsidiaries as may be reasonably necessary for the Stockholders’ Representative to wind up its obligations with respect to the Excluded Liabilities and Excluded Taxes. If Acquiror, SPC or any Radio Subsidiary receives any written notice from any Taxing Governmental Body proposing any adjustment to any Excluded Tax relating to SPC or any current or former Subsidiary, including Susquehanna Cable Co. and its direct and indirect Subsidiaries then Acquiror, SPC or any such Radio Subsidiary shall give prompt written notice thereof to the Stockholders’ Representative, which notice shall describe in detail each proposed adjustment.
     Section 5.6 Control of Stations.
     Acquiror shall not directly or indirectly control, supervise or direct the programming or operations of any Station prior to Closing. Such operations, including complete control and supervision of all finances, programming, Employees and policies for each Station, shall be the sole responsibility of the Radio Subsidiary that owns such Station.
     Section 5.7 Minority Interests.
     SPC shall take the actions described on Schedule 5.7, and all such other actions as necessary or appropriate, so as to acquire prior to the Closing all outstanding equity interests, and outstanding options, contracts or other rights to acquire equity interests, in the Radio Subsidiaries that are not owned, directly or indirectly, by SPC.
     Section 5.8 Employee Benefits Plans.
     (a) Prior to the Closing, SPC shall cause an Affiliate of SPC not affected by the Transaction and not constituting a Radio Subsidiary to assume the sponsorship of (or to continue the sponsorship of, as the case may be) (i) all of the Employee Plans that are defined benefit pension plans (whether or not they are qualified plans and whether or not they are subject to Title IV of ERISA), including without limitation the Susquehanna Pfaltzgraff Co. Pension Plan for Salaried Employees and the Susquehanna Pfaltzgraff Co. Pension Plan for Hourly Employees, (ii) all of the Employee Plans that are employee stock ownership plans including without limitation the Susquehanna Pfaltzgraff Co. Employee Stock Ownership Plan (“ESOP”), and (iii) all of the Employee Plans that are Section 401(k) plans, including without limitation the Susquehanna Pfaltzgraff Co. Employee Savings Plan. Such Affiliate of SPC shall assume responsibility for the termination of all such defined benefit plans, employee stock ownership plans and 401(k) plans in accordance with applicable Legal Requirements, and shall file or caused to be filed all necessary or appropriate applications or notices to Governmental Bodies relating to such plan terminations. With respect to all of the Employee Plans other than the defined benefit pension plans, employee stock ownership plans, and 401(k) plans, SPC and Acquiror shall cooperate, and shall arrange for the termination of the coverage of all the Employees under such Employee Plans (other than the defined benefit pension plans, employee stock ownership plans, and 401(k) plans) effective as of the Effective Time. The outstanding balance of any “exempt loan” to the ESOP shall be repaid from the proceeds of the conversion of unallocated stock held in the trust under the ESOP pursuant to this Agreement. Prior to the Closing SPC shall cause an Affiliate of SPC not affected by the Transaction and not constituting a Radio Subsidiary to assume (or to retain, as the case may be) all obligations with respect to continued coverage under COBRA (and any similar state Legal Requirement), Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, for (x) all employees of SPC and its Affiliates who terminate employment prior to, or in connection with, the Transaction contemplated by this Agreement, and (y) all other persons who experienced a “qualifying event” (as defined in COBRA) in connection with such employees of SPC and its Affiliates. Without limiting in any way the foregoing, prior to the Closing, SPC also shall cause an Affiliate of SPC not affected by the Transaction and not constituting a Radio Subsidiary to assume (or to retain, as the case may be) all obligations and liabilities under all of the Employee Plans.
     (b) As soon as practicable, but no less than sixty (60) days prior to the Closing Date, Acquiror shall provide to SPC a list of each Employee working at central radio that Acquiror intends to retain as an Employee after the Effective Time. Additionally, prior to Closing SPC shall, and shall cause the Radio Subsidiaries to, terminate all employees who are not Employees.
     (c) Beginning on the Closing Date, Acquiror shall provide Employees with compensation and employee benefits that are substantially comparable with the compensation and employee benefits of Cumulus Media Inc. (other than retiree welfare benefits or equity incentives), taking into account, to the extent relevant, the applicable market and the geographic location.
     (d) [intentionally omitted]
     (e) SPC shall cause an Affiliate of SPC not affected by the Transaction and not constituting a Radio Subsidiary to assume or retain responsibility for and continue to pay all medical, life insurance, non-work related disability and other welfare plan expenses and benefits for each Employee with respect to claims incurred by such Employee or his or her covered dependents through the Effective Time. Acquiror shall provide and be responsible for (in accordance with such plans as Acquiror shall adopt pursuant to subsection (b) above) all expenses and benefits with respect to claims incurred by Employees or their covered dependents thereafter. For purposes of this paragraph, a claim is deemed incurred: (i) in the case of hospital, medical or dental benefits, when the services that are the subject of the claim are performed, (ii) in the case of life insurance, when the death occurs and (iii) in the case of long-term disability benefits, when the Employee becomes disabled.
     (f) With respect to any plan that is a “welfare benefit plan,” as defined in Section 3(1) of ERISA, or any plan that would be a welfare benefit plan if it were subject to ERISA, maintained by Acquiror, Acquiror shall (i) provide coverage for Employees under its medical, dental and health plans as of the first day of the month following the month in which the Effective Time occurs in accordance with the terms of such plans, (ii) cause the waiver of any pre-existing conditions, actively at work requirements and waiting periods or other eligibility requirements to the extent such conditions, requirements or waiting periods were satisfied by an Employee under a corresponding Employee Plan, and (iii) cause such plans to take into account any expenses incurred by the Employees and their dependents or beneficiaries under similar plans of SPC and its Affiliates during the portion of the calendar year ending with the end of the month in which the Effective Time occurs solely for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses.
     (g) For purposes of vesting, participation and eligibility under each employee benefit plan of Acquiror, as defined in Section 3(3) of ERISA (each, an “Acquiror Plan”), in which Employees are or become eligible to participate, such Employees shall be given credit for service with SPC or any of its Affiliates prior to the Effective Time in accordance with the terms of such Acquiror Plan; provided, however, that nothing in this Section 5.8(g) shall result in any duplication of benefits or result in Employees receiving credit in an Acquiror Plan for benefit accrual purposes.
     (h) With respect to any accrued but unused vacation time (including flexible time-off and sick time) to which any Employee is entitled pursuant to the vacation policy applicable to such Employee immediately prior to the Closing Date, Acquiror shall honor such accrued vacation and allow such Employee to use such accrued vacation to the extent such accrued but unused vacation time is accrued as a current liability in the Closing Date Financial Statements and included in the calculation of Final Net Working Capital.
     (i) The parties hereto hereby acknowledge and agree that no provision of this Agreement shall be construed to create any right to any compensation or benefits whatsoever on the part of any Employee or other future, present or former employee of SPC or any of the Radio Subsidiaries. Nothing in this Section 5.8 or elsewhere in this Agreement shall be deemed to make any employee of the parties or their respective Affiliates a third-party beneficiary of this Agreement or any rights relating hereto.
     (j) Immediately prior to the Closing, SPC shall pay to each Employee who exercises an option to purchase shares of stock in Susquehanna Radio Corp. under the Susquehanna Radio Corp. Employee Stock Plan, in full satisfaction of such Employee’s rights under the option, an amount in cash sufficient to fully extinguish such rights. In addition, SPC shall pay out benefits accrued under non-qualified deferred compensation plans subject to Section 409A of the Code pursuant to the termination of those plans during 2005.
     (k) All contributions (including all employer contributions and employee salary reduction contributions) and insurance premiums with respect to each Employee Plan that are not yet due will be paid to each such Employee Plan or accrued, in each case in accordance with the past custom and practice of SPC and the ERISA Affiliates.
     (l) SPC shall, or shall cause an Affiliate of SPC not affected by the Transaction and not constituting a Radio Subsidiary to, assume or retain responsibility for and continue to pay (i) all liabilities or obligations relating to retention payments or SERP costs through the Effective Time and (ii) all amounts arising in connection with any obligations under any severance agreement listed on Schedule 5.8(l).
     Section 5.9 Cooperation, Notification.
     Each party shall:
     (a) Confer on a regular and frequent basis with one or more representatives of the other party to discuss, subject to applicable Legal Requirements, material operational matters and the general status of its ongoing operations,
     (b) Promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects,
     (c) Promptly advise the other party of any material inaccuracy in any of its representations or warranties or nonperformance of any of its covenants in this Agreement or of any change or event which has had or, insofar as reasonably can be foreseen, is reasonably likely to result in, a material adverse effect on the condition (financial or otherwise), assets, liabilities, results of operations or prospects of such party, or materially impair such party’s ability to effect the Closing or perform its respective obligations under this Agreement, and

     (d) Promptly provide the other party with copies of all filings made by such party or any of its Subsidiaries with any Governmental Body in connection with this Agreement and the Transactions.
     Section 5.10 No Additional Representations and Warranties.
     Each of Acquiror and Merger Sub, on the one hand, and SPC, on the other hand, agrees that, except for the representations and warranties made by the other party that are expressly set forth in Article III and Article IV of this Agreement, as applicable, neither party has made and shall not be deemed to have made to such other party any express or implied representation or warranty of any kind. Unless otherwise expressly liable pursuant to a written agreement, no representative of a party or “affiliate” (within the meaning of Rule 405 promulgated under the Securities Act) (each such person a “Securities Act Affiliate”), acting in his or its capacity as an agent of a party, shall have any liability or obligation for breaches of this Agreement or the Transaction, and each party hereby waives and releases all claims of any such liability and obligation, except as set forth below. Without limiting the generality of the foregoing, each party agrees that neither the other party nor any of its Securities Act Affiliates or representatives makes or has made any representation or warranty to such party or to any of its representatives or Securities Act Affiliates with respect to:
     (a) any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) of future financial condition (or any component thereof) of the other party or any of its Subsidiaries or the future business, operations or affairs of the other party or any of its Subsidiaries; and
     (b) any other information, statement or documents heretofore or hereafter delivered to or made available to such party or its representatives or Securities Act Affiliates with respect to the other party or any of its Subsidiaries or the business, operations or affairs of the other party or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made by the other party and contained in Article III or Article IV of this Agreement, as applicable. Notwithstanding anything to the contrary in this Section 5.10, nothing in this Agreement shall relieve any party to this Agreement, any representative or any Securities Act Affiliate from any liability for statutory or common law fraud.
     Section 5.11 Debenture Offer; Defeasance.
     (a) Prior to Closing, SPC shall cause SMC to commence (i) an offer (the “Debenture Offer”) to purchase all of the outstanding 7.375% senior subordinated notes due 2013 issued by SMC (the “Debentures”), and (ii) a solicitation as part of the Debenture Offer (the “Solicitation”) of consents to amend the Indenture from the holders of not less than a majority in aggregate principal amount of the Debentures outstanding at the time of the Debenture Offer (the consents from such holders, the “Requisite Consents”). The Debenture Offer and Solicitation (including the amendments) shall be on terms determined by SPC, and SMC shall not be required to purchase the Debentures pursuant to the Debenture Offer, and the proposed amendments, if approved, shall not become effective, unless the Merger is consummated or will be consummated simultaneously therewith. SPC shall cause SMC, promptly following the date the Requisite Consents are obtained, to execute a supplemental Indenture containing the proposed amendments that by their terms shall become operative only upon consummation of the Debenture Offer.
     (b) In the event that less than all of the outstanding Debentures are tendered to and acquired by SMC in response to the Debenture Offer, to the extent permitted by Legal Requirements and the Indenture, prior to Closing SPC shall cause SMC to exercise its covenant defeasance option under the

Indenture and promptly take all necessary action required thereunder, including irrevocably depositing with the Indenture trustee money or U.S. government obligations sufficient to pay all principal of and interest on the Debentures to the first date on which the Debentures may be redeemed under the terms of the Indenture.
     Section 5.12 Financial Information.
     (a) Between the date hereof and the Closing, SPC shall, and shall cause the Radio Subsidiaries to, and shall use its commercially reasonable efforts to cause the respective officers, including legal and accounting, of SPC and the Radio Subsidiaries to, provide to Acquiror, at Acquiror’s expense (other than with respect to clause (iii) below), all cooperation reasonably requested by Acquiror that is reasonably necessary, proper or advisable in connection with the financing contemplated by the Commitment Letters to be undertaken by the Acquiror (the “Financing”), including (i) to the extent reasonably necessary to effect the Financing, participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) using its commercially reasonable efforts to assist with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, (iii) furnish Acquiror and its financing sources with financial statements and related information, including audited financial statements for SPC, in respect of the Business on a stand alone basis for each of the three fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005 (treating non-Business activities as discontinued businesses and without allocations of SPC general and administrative expense to non-Business activities as required by GAAP) (the “Business Financial Statements”) and other financial and other pertinent information regarding the Business, on a stand alone basis, as may be reasonably requested by Acquiror, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in offering memoranda for private placements under Rule 144A of the Securities Act, to consummate the offerings of debt securities contemplated by the Financing at the time during the Business’ fiscal year such offerings will be made, (iv) furnish Acquiror with weekly pacing reports, rating books and similar reports, (v) use commercially reasonable efforts to obtain accountants’ comfort letters as reasonably requested by Acquiror, (vi) use its commercially reasonable efforts to provide monthly financial statements (excluding footnotes) within thirty (30) days of the end of each month prior to the Closing, and (vii) use all reasonable efforts to take all actions necessary and appropriate to (A) permit the prospective lenders involved in the Financing to evaluate the Business’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establishing bank and other accounts and blocked account agreements and lock box arrangements effective with respect to the period commencing at the Closing. SPC hereby consents to the use of its and the Radio Subsidiaries logos in connection with the Financing. SPC agrees to use its commercially reasonable efforts to furnish Acquiror with the Business Financial Statements as soon as reasonably possible after the date hereof. The costs and expenses of the KPMG LLP’s audit of the Business Financial Statements shall be split equally between Acquiror and SPC, and each party shall use its commercially reasonable efforts to minimize such costs and expenses. Notwithstanding anything to the contrary in this Section 5.12, Acquiror agrees that the Financing shall not impose any liability or encumbrances on SPC or the Radio Subsidiaries prior to the Closing Date. Acquiror hereby indemnifies, defends and holds harmless all officers and employees of SPC and the Radio Subsidiaries who assist Acquiror in respect of the Financing as provided in this Section 5.12, from and against all Losses sustained, incurred or suffered by any such Person and arising from such assistance, except to the extent of the gross negligence or willful misconduct of such Person.

     Section 5.13 No Shop.
     SPC agrees that from and after the date hereof and until termination of this Agreement, (i) none of SPC or the Radio Subsidiaries will sell, transfer or otherwise dispose of any direct or indirect interest in SPC or any Radio Subsidiary or any assets of the Radio Subsidiaries or Stations (except for dispositions contemplated by Section 5.3 of this Agreement), and (ii) SPC shall not, and shall cause each other representative, agent and officer, director or manager of SPC or the Radio Subsidiaries not to respond to inquiries or proposals, or encourage, solicit, participate in, initiate, or pursue any discussions, or enter into any Contracts, or provide any information to any Person, with respect to the sale or purchase of any direct or indirect interest in SPC or any of the Radio Subsidiaries or the merger or consolidation of SPC or any Radio Subsidiary, or the sale, lease or other disposition of all or any portion of the assets, business, rights or Governmental Authorizations of the Radio Subsidiaries or the Stations except as expressly permitted elsewhere in this Agreement. The provisions of this Section 5.13 shall not be deemed to limit or negate any other rights or obligations of SPC or the Radio Subsidiaries under this Agreement.
     Section 5.14 Tax Matters.
     (a) SPC shall prepare and timely file or shall cause to be prepared and timely filed all federal, state, local and foreign Tax Returns in respect of SPC and its Subsidiaries, and their assets or activities (the “SPC Returns”), that are required to be filed on or before the Closing Date. With respect to the matters in this Section 5.14(a), the parties agree that in the event the transactions under the Cable Agreements are consummated (i) Lenfest York, Inc. will have the rights set forth in Section 8.03(b)(i), (ii) and (iii) of the Cable Redemption Agreement with respect to any matters in this Section 5.14(a) that relate to Tax matters affecting SPC, SMC, Susquehanna Cable Co. and the Cable Group (as defined in the Cable Redemption Agreement) and (ii) SMC agrees that any rights that SMC may have after the Closing with respect to Tax matters affecting SPC, SMC, Susquehanna Cable Co. and the Cable Group under the Cable Agreements will be exercised jointly with the Stockholders’ Representative.
     (b) The Stockholders’ Representative shall prepare or cause to be prepared all SPC Returns required to be filed after the Closing Date with respect to taxable periods ending on or before the Closing Date (the “SPC Pre-Closing Returns”). At least ninety (90) days prior to the due date of any SPC Pre-Closing Return (taking into account the automatic extension of time for filing under Section 6081(b) of the Code and the Treasury Regulations thereunder and any comparable provisions of state or local law), the Stockholders’ Representative shall provide Acquiror with a draft of such return for Acquiror’s review and comment. Acquiror shall review such draft SPC Pre-Closing Return and provide its comments to the Stockholders’ Representative within twenty (20) days after Acquiror’s receipt of the draft Tax Return. If the Stockholders’ Representative does not agree with any comment provided by Acquiror, the Stockholders’ Representative and Acquiror shall endeavor in good faith to expeditiously resolve any such disagreement in accordance with standards normally applied in the preparation of tax returns. If the Stockholders’ Representative and Acquiror are unable to resolve their disagreement within thirty (30) days after the Stockholders’ Representative’s receipt of the comments giving rising to the disagreement, the disagreement shall be referred to the Accounting Expert for resolution under said standards. The Accounting Expert shall resolve any disagreement within thirty (30) days after its engagement, and the Stockholders’ Representative and Acquiror agree that the decision of the Accounting Expert shall be conclusive and binding on both the Stockholders’ Representative and Acquiror. The fees of the Accounting Expert shall be divided equally between the Stockholders’ Representative and Acquiror. After the receipt of comments by the Stockholders’ Representative with respect to any draft SPC Pre-Closing Return, the Stockholders’ Representative shall prepare or cause to be prepared the final SPC Pre-Closing Return that corresponds to such draft SPC Pre-Closing Return, and such final SPC Pre-Closing Return shall reflect, as applicable, the Acquiror’s comments with respect to such draft SPC Pre-Closing Return, any agreement between the Stockholders’ Representative and Acquiror with respect to such comments or any decision of the Accounting Expert. The Stockholders’ Representative shall deliver such final SPC Pre-Closing Return to Acquiror within ten (10) days before its due date, and Acquiror shall timely file or cause to be timely filed such final SPC Pre-Closing Return. For purposes of this Section 5.14(b) and Section 5.14(c), Acquiror shall, or shall cause SPC or the relevant Radio Subsidiary to, procure with respect to each SPC Pre-Closing Return and SPC Straddle Period Return the automatic extension of time for filing such return under Section 6081(b) of the Code and the Treasury Regulations thereunder and any comparable provisions of state or local law. With respect to the matters in this Section 5.14(b), the parties agree that in the event the transactions under the Cable Agreements are consummated (i) Lenfest York, Inc. will have the rights set forth in Section 8.03(b)(i), (ii) and (iii) of the Cable Redemption Agreement with respect to any matters in this Section 5.14(b) that relate to Tax matters affecting SPC, SMC, Susquehanna Cable Co. and the Cable Group (as defined in the Cable Redemption Agreement) and (ii) SMC agrees that any rights that SMC may have after the Closing with respect to Tax matters affecting SPC, SMC, Susquehanna Cable Co. and the Cable Group under the Cable Agreements will be exercised jointly with the Stockholders’ Representative.
     (c) Acquiror shall prepare and timely file or caused to be prepared and timely filed all SPC Returns required to be filed after the Closing Date with respect to taxable periods that begin before and end after the Closing Date (the “SPC Straddle Period Returns”). The portions of the SPC Straddle Period Returns relating to taxable periods ending on or before the Closing Date shall reflect the practices of the Stockholders’ Representative and Acquiror with respect to the SPC Pre-Closing Returns. With respect to the matters in this Section 5.14(c), the parties agree that in the event the transactions under the Cable Agreements are consummated (i) Lenfest York, Inc. will have the rights set forth in Section 8.03(b)(i), (ii) and (iii) of the Cable Redemption Agreement with respect to any matters in this Section 5.14(c) that relate to Tax matters affecting SPC, SMC, Susquehanna Cable Co. and the Cable Group (as defined in the Cable Redemption Agreement) and (ii) SMC agrees that any rights that SMC may have after the Closing with respect to Tax matters affecting Susquehanna Cable Co. and the Cable Group under the Cable Agreements will be exercised jointly with the Stockholders’ Representative.
     (d) If and to the extent any SPC Pre-Closing Return or SPC Straddle Period Return reflects an amount of Taxes which differs from the relevant portion of the Final Tax Amount, Acquiror and SPC on the one hand or the Stockholders’ Representative on the other hand, as applicable, shall pay such difference to the other prior to the due date for filing of any such Tax Returns; provided that, if and to the extent (i) any SPC Pre-Closing Return or SPC Straddle Period Return reflects an amount of Taxes that is less than the relevant portion of the Final Tax Amount and (ii) the difference is attributable to Tax items with respect to which a different standard applies for purposes of (A) determining such Tax items in respect of the applicable SPC Pre-Closing Return or SPC Straddle Period Return and (B) determining such Tax items in respect of the relevant portion of the Final Tax Amount (such difference described in clauses (i) and (ii), a “Tax Difference”), then such Tax Difference shall not be paid to the Stockholder’s Representative, but, instead, shall be added by Acquiror and SPC to and become part of the Indemnity Escrow Amount held under the Escrow Agreement.
     (e) Any Tax refunds that are received by Acquiror, SPC or any Radio Subsidiary, and any amounts credited against Tax to which Acquiror, SPC or any Radio Subsidiary become entitled, that relate to any taxable period (or portion thereof) ending on or prior to the Closing Date shall be for the account of the SPC Stockholders, except to the extent such refund or credit is a consequence of the carry back to such period of losses generated in a period (or portion thereof) that begins subsequent to the Closing Date, and Acquiror shall pay over to the Stockholders’ Representative any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto. If any such Tax refund is subsequently disallowed, or to the extent the Acquiror Indemnified Parties have paid Excluded Taxes and have not been reimbursed for any such Excluded Taxes actually paid by them (or to the extent any Tax Refund is required to be paid to the Comcast Indemnitee (as defined in the Cable Redemption Agreement)

pursuant to Section 5.14(h)), the amount so paid shall be retained (or paid to the Comcast Indemnitee, as applicable) and only the excess, if any, paid to the Stockholders’ Representative in accordance with this sentence, the Stockholders’ Representative shall be required to pay back to Acquiror any amount received pursuant to the preceding sentence.
     (f) After the Closing Date, none of Acquiror, SPC or any Radio Subsidiary, without written consent of the Stockholders’ Representative, shall file any amended Tax Returns for any taxable period (or portion thereof) ending on or before the Closing Date for or in respect of SPC or any Subsidiary if it would give rise to a material indemnification obligation for the Stockholders’ Representative under Section 9.2(a)(iii).
     (g) The parties to this Agreement intend that all amounts delivered by Acquiror to the Escrow Agent pursuant to Section 2.9 shall be treated, for all Tax purposes, as retained by Acquiror and not as paid to the SPC Stockholders.
     (h) The parties to this Agreement agree that, after the Closing Date, SMC and its Affiliates shall perform all obligations arising under Section 8.03(i) of the Cable Redemption Agreement. Pursuant to Section 8.03(i) of the Cable Redemption Agreement, in the event that (i) after the closing date of the transactions contemplated by the Cable Redemption Agreement (the “Cable Transaction Closing Date”), there is an adjustment by a Taxing Governmental Body to any consolidated, combined, group or unitary Tax Return filed in respect of or that includes Susquehanna Cable Co. and its Subsidiaries and their assets and activities and that is for any taxable period (or portion thereof) ending on or before the Cable Transaction Closing Date, (ii) after the Cable Transaction Closing Date, Susquehanna Cable. Co. makes a payment of Taxes, pursuant to the Cable Redemption Agreement, as a result of such adjustment, other than any payment pursuant to Section 8.07 of the Redemption Agreement, (iii) no Comcast Indemnitee (as defined in the Cable Redemption Agreement) is indemnified pursuant to Section 8.06 of the Cable Redemption Agreement (other than due to the proviso in Section 8.06(a)) with respect to such payment by Susquehanna Cable Co. and (iv) after the Closing Date, SMC or any of its Affiliates actually realizes a Tax benefit from or as a result of the payment by Susquehanna Cable Co., then SMC shall, or SMC shall cause any such Affiliate to, remit to the Comcast Indemnitee, at the time such Tax benefit is actually realized, an amount equal to the Tax benefit actually realized. For purposes of this Section 5.14(h) and Section 8.03(i) of the Cable Redemption Agreement, a Tax benefit shall be treated as “actually realized” by any Person at the time at which the amount of Taxes payable by such Person is reduced (by comparing the Taxes payable with and without the Tax benefit) below the amount of Taxes that such Person would be required to pay (or the refund to which such Person is entitled is increased above the refund to which such Person otherwise would have been entitled) but for such incremental Tax benefit. In the event such Tax benefit is subsequently disallowed, the Comcast Indemnitee shall reimburse SMC for the amount of such Tax benefit so disallowed (including interest).
     Section 5.15 Acquiror’s Financing.
     Acquiror (i) shall use commercially reasonable efforts to meet all of the conditions required to consummate the Financing as contemplated in this Agreement on the terms set forth in the Commitment Letters and (ii) will advise SPC promptly in writing of (x) the request for any material change in the conditions to funding under any Commitment Letter and any material amendment, modification or termination of any Commitment Letter or (y) any condition or circumstance that is likely to result in the termination of the obligation of any sponsor or other financing party under any Commitment Letters.

     Section 5.16 Cable Transaction.
     SPC covenants and agrees to use its commercially reasonable efforts and act in good faith to (i) satisfy (including causing its Subsidiaries to satisfy) as promptly as practicable the conditions precedent to the obligations of the parties to consummate the Cable Transaction pursuant to the Cable Agreements, and (ii) to consummate the Cable Transaction in accordance with the terms and conditions of the Cable Agreements. When and in the event of a termination of the Cable Agreements, SPC shall use its commercially reasonable efforts and act in good faith to enter into a definitive agreement in respect of, and thereafter consummate, a Cable Transaction with an alternative purchaser, on such terms and conditions as the Board of Directors approves. Notwithstanding anything herein to the contrary, in the event a Cable Transaction has not been consummated on or prior to October 1, 2006, the Closing Date shall be scheduled for November 1, 2006, and SPC shall be obligated to effect a Cable Transaction no later than immediately prior to the Effective Time on the Closing Date.
ARTICLE VI
CLOSING CONDITIONS
     Section 6.1 Conditions to Obligations of SPC to Effect the Merger.
     The obligations of SPC to effect the Transaction are subject to the satisfaction at or prior to Closing of each of the following conditions, all of which may be waived in whole or in part by SPC for purposes of consummating such transactions, but without prejudice to any other right or remedy which SPC may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of, Acquiror contained herein or any other certificate or instrument furnished by or on behalf of Acquiror hereunder:
     (a) no Order shall have been issued restraining, preventing, enjoining, or prohibiting SPC from consummating the Transaction;
     (b) each of Acquiror’s and Merger Sub’s representations and warranties set forth in this Agreement or any exhibits hereto or any certificates or documents delivered by Acquiror or Merger Sub to SPC in connection with this Agreement shall be accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects, as of the time of the Closing as if made at such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); provided, however, that each of Acquiror’s and Merger Sub’s representations and warranties set forth in Sections 4.2, 4.3 and 4.8 and the representations and warranties that contains an express materiality qualification shall be accurate in all respects, as of the time of the Closing as if made at such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);
     (c) each covenant, agreement, and obligation required by the terms of this Agreement to be complied with and performed by Acquiror and Merger Sub at or prior to the Closing shall have been duly and properly complied with and performed in all material respects, and an officer of Acquiror and Merger Sub shall deliver a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth under Section 6.1(b) above;
     (d) the Initial Order shall have been granted without any conditions materially adverse to SPC and the Radio Subsidiaries, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law, including, without limitation, the expiration or early termination of any waiting period required under the HSR Act;

     (e) the Kansas City Transaction shall have been consummated, provided, that such condition shall be deemed to be satisfied if the Kansas City Transaction has not been consummated due to the Kansas City Sellers’ breach of the Kansas City Transaction Agreement;
     (f) the Cable Transaction shall have been consummated; and
     (g) Acquiror shall have closed the Financing and have funding available sufficient to pay the Base Merger Consideration required by this Agreement.
     Section 6.2 Conditions to Obligation of Acquiror and Merger Sub to Effect the Merger.
     The obligations of Acquiror and Merger Sub to effect the Merger and consummate the Transaction are subject to the satisfaction at or prior to Closing of each of the following conditions, all of which may be waived, in whole or in part, by Acquiror for purposes of consummating such transactions, but without prejudice to any other right or remedy which Acquiror may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of, SPC contained herein or any other certificate or instrument furnished by or on behalf of the SPC hereunder:
     (a) no action, suit, or proceeding shall have been instituted against any of SPC on or against Acquiror by, in or before any Governmental Body, and be unresolved, and no Order shall have been issued to restrain, prevent, enjoin, or prohibit, or to obtain substantial damages by reason of the Transaction;
     (b) each of the representations and warranties of SPC in this Agreement or any exhibits hereto or any certificates or documents delivered by SPC in connection with this Agreement shall be accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if made at such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); provided, however, that each of the representations and warranties set forth in Sections 3.2 and 3.3, and the representations and warranties that contains an express materiality or Material Adverse Effect qualification shall be accurate in all respects as of the time of the Closing as if made at such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);
     (c) each covenant, agreement, and obligation required by the terms of this Agreement to be complied with and performed by SPC at or prior to the Closing shall have been duly and properly complied with and performed in all material respects, and an officer of SPC each shall deliver a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth under Section 6.2(b) above;
     (d) the Initial Order shall have been granted without any conditions materially adverse to Acquiror and shall have become a Final Order, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by all regulatory authorities whose approvals are required by law, including, without limitation, the expiration or early termination of any waiting period required under the HSR Act;
     (e) Acquiror shall have closed the Financing and have funding available sufficient to pay the payments required to be made under Section 2.9(b);
     (f) since December 31, 2004, no changes or events shall have occurred that, individually or in the aggregate, have (or would reasonably be expected to have) a material adverse change to the condition (financial or otherwise), assets, liabilities, results of operations or prospects of the Business, taken as a whole, or any material impediment or delay to SPC’s ability to effect the Closing or perform its obligations under this Agreement, other than any (i) change, event, circumstance, occurrence, impairment or delay (A) relating to any general, national, international or regional economic or financial conditions generally affecting the commercial radio broadcast industry that does not disproportionately (compared to other radio operations) affect the Business; (B) relating to the radio industry generally due to competition from outside the terrestrial commercial radio broadcast industry that does not disproportionately (compared to other radio operations) affect the Business; (C) resulting from or otherwise attributable to the public announcement of the Transaction or the identity of Acquiror, or the public announcement of any other transaction by Acquiror; (D) resulting from any action taken by Acquiror with respect to the exercise of its rights under Section 5.5(a); (E) due to, resulting from or otherwise attributable to any violation of the terms of this Agreement by Acquiror; or (F) any change, event, circumstance or occurrence described and referred to in Schedule 6.2(f); or (ii) change in a Legal Requirement or accounting standards or interpretations thereof that is of general application;
     (g) SPC shall, directly or indirectly, have good and valid title to all of the outstanding equity interests in each Radio Subsidiary;
     (h) the Business Financial Statements (and related information and notes thereto) shall be substantially consistent with, and not materially less favorable (to Acquiror) on the whole than, the unaudited Financial Statements referred to in Section 3.4(b), including the broadcast cash flow reflected therein; and
     (i) the Kansas City Transaction shall have been consummated, provided that such condition shall be deemed satisfied if the Kansas City Transaction has not been consummated due to the breach by CMP KC Corp. of the Kansas City Transaction Agreement.
ARTICLE VII
CLOSING DELIVERIES
     Section 7.1 Deliveries of SPC, the Radio Subsidiaries and the Stockholders’ Representative.
     At the Closing, SPC shall deliver all of the documents set forth below:
     (a) certified copies of resolutions duly adopted by the board of directors of SPC, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;
     (b) the corporate minute book, stock ledger and all other original and duplicate Business Records of SPC;
     (c) the corporate minute book, stock ledger, limited liability company minutes and records of partnership minutes and records, as applicable, of each Radio Subsidiary;
     (d) a copy of the articles of incorporation of SPC, and the articles of incorporation or organization, as applicable, of each Radio Subsidiary including all amendments thereto, certified by the Secretary of State of the such entity’s incorporation or organization, respectively, dated within thirty (30) days of the Closing Date;

     (e) a copy of the bylaws of SPC and the bylaws, operating agreement, or partnership agreement, as applicable, of each Radio Subsidiary, certified by the corporate secretary of SPC and an officer, manager or member, as applicable, of each Radio Subsidiary, respectively as being correct and complete and in effect on the Closing Date;
     (f) certificates, each dated within thirty (30) days of the Closing Date, from the respective Secretaries of State or other appropriate officials of the jurisdiction of incorporation of SPC and each jurisdiction in which SPC conducts business, showing that, with respect to the jurisdiction of incorporation of SPC, SPC is duly incorporated and in good standing in such jurisdiction and, with respect to each other such jurisdiction, that SPC is duly qualified and in good standing as a foreign corporation authorized to transact business in such jurisdiction;
     (g) certificates, each dated within thirty (30) days of the Closing Date, from the respective Secretaries of State or other appropriate officials of the jurisdiction of formation, organization or interpretation of each of the Radio Subsidiaries and each jurisdiction in which each Radio Subsidiary conducts business, showing that, with respect to the jurisdiction of formation of such Radio Subsidiary, such Radio Subsidiary is duly formed and in good standing in such jurisdiction and, with respect to each other such jurisdiction, that such Radio Subsidiary is duly qualified and in good standing as a foreign legal entity authorized to transact business in such jurisdiction;
     (h) the certificate described in Section 6.2(c) hereof;
     (i) an opinion of SPC’s corporate counsel, dated the Closing Date, addressed to Acquiror, favorably opining as to the matters included in Schedule 7.1(i) hereto and in form and substance satisfactory to Acquiror;
     (j) an opinion of SPC’s FCC counsel dated the Closing Date, addressed to Acquiror favorably opining as to the matters included in Schedule 7.1(j) hereto and in form and substance satisfactory to Acquiror;
     (k) resignations of each director, officer and limited liability company manager of SPC and each Radio Subsidiary;
     (l) the consents set forth on Schedule 7.1(l) hereto (the “Acquiror Required Consents”);
     (m) the Escrow Agreement duly executed by SPC and the Stockholders’ Representative;
     (n) either (i) an affidavit from the Stockholders’ Representative certifying that each SPC Stockholder is not a foreign person within the meaning of Section 1445 of the Code, or (ii) an affidavit from SPC certifying that it is not a United States real property holding corporation under Section 897 of the Code; and
     (o) all other documents required by the terms of this Agreement to be delivered to Acquiror at the Closing.
     Section 7.2 Deliveries of Acquiror and Merger Sub.
     (a) At the Closing, Acquiror will deliver the items and documents set forth below to SPC and the Stockholders’ Representative, or as otherwise expressly provided in this Agreement:
     (b) the Closing Merger Payment to the Paying Agent as provided in Section 2.8;

     (c) Acquiror shall deliver the following to SPC and the Stockholders’ Representative, each to be in form and substance satisfactory to each of them, (i) certified copies of the Certificate of Formation and the operating agreements for each Principal Stockholder LLC, in each case consistent with the terms of Exhibit D, (ii) agreements assigning 100% of the membership interest in the Principal Stockholder LLCs to the respective Principal Stockholders as of the Effective Time, and (iii) a certification Acquiror that each of the Principal Stockholder LLCs (x) is free of all obligations except those under the Indemnity Agreement in the form and substance of Exhibit C and (y) has been funded with the LLC Deposit Amount in cash prior to the Effective Time (together with evidence of such funding).
     (d) the certificates and other documents and instruments to be delivered pursuant to Section 6.1(c) hereof;
     (e) certificates of good standing with respect to Merger Sub, issued as of a recent date by the Secretary of State of Delaware;
     (f) certified copies of resolutions of the members of Acquiror and board of directors of Merger Sub authorizing the execution and delivery of this Agreement and the Acquiror Documents and the consummation of the transactions contemplated hereby and thereby;
     (g) an opinion of Acquiror’s and Merger Sub’s corporate counsel, dated the Closing Date, opining as to the maters included in Schedule 7.2(g) hereto and in form and substance satisfactory to SPC;
     (h) the Escrow Agreement, duly executed by Acquiror; and
     (i) all other documents required by the terms of this Agreement to be delivered to SPC and the Stockholders’ Representative at the Closing.
     In addition, Acquiror will deliver the items and documents set forth below:
     (x) to the Escrow Agent, the Escrow Amount, in accordance with Section 2.9 hereof; and
     (y) to the Lenders, the portion of the Preliminary Excluded Liabilities Payoff Amount in accordance with Section 2.9 hereof.
ARTICLE VIII
TERMINATION
     Section 8.1 Termination by Mutual Consent.
     This Agreement may be terminated by the mutual written consent of Acquiror and SPC.
     Section 8.2 Termination by Either Acquiror or SPC.
     This Agreement may be terminated by either Acquiror or SPC upon written notice from Acquiror or SPC, as applicable, if
     (a) The Closing shall not have occurred on or before November 1, 2006, so long as the party proposing to terminate has not breached in any material respect any of its representations, warranties, covenants or other obligations under this Agreement in any manner that has proximately contributed to the failure of the Closing to so occur (such breaching party, a “Proximate Cause Party”), provided, however, that no party may provide such notice if a delay in any decision by the FCC with respect to the Applications has been caused or materially contributed by (i) the failure of such party to timely furnish, file or make available to the FCC information within its control, (ii) by the willful furnishing by such party of incorrect, inaccurate or incomplete information to the FCC, or (iii) by any other action or omission which has caused or materially contributed to any delay in the issuance of the FCC’s decision with respect to the Applications.
     (b) A United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Transaction and such Order shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all reasonable efforts to remove such Order.
     (c) The FCC shall have issued an Order denying the Applications or designating the Applications for an oral evidentiary hearing, and such Order shall have become a Final Order.
     The parties agree that the Acquiror shall have the option to extend the date referred to in Section 8.2(a) for two successive six month periods in the event the Cable Transaction has not closed at least 30 days prior to such date, or such later date as is in effect as a result of the Acquiror’s exercise of its first six month extension option, so long as the Commitment Letters have been extended or replaced with comparable commitment letters or other commitment letters reasonably acceptable to SPC. The Acquiror shall exercise its option referred to in the preceding sentence by delivering a written notice to each of the other parties hereto, together with satisfactory evidence that the Commitment Letters have been so extended or replaced for the requisite period, at least 20 days prior to the then applicable date under Section 8.2(a).
     Section 8.3 Termination by SPC.
     This Agreement may be terminated by SPC at any time before the Closing Date upon written notice to Acquiror if (x) any of the Commitment Letters is terminated or amended or modified in any manner that is materially adverse to Acquiror’s ability to effect the Financing as contemplated under this Agreement and not replaced with a comparable financing commitment within twenty (20) Business Days, (y) fifty (50) days after SPC provides written notice to Acquiror that the circumstances described in Section 6.2(f) hereof have occurred by reason of a change or event occurring after the date of this Agreement (“Noticed MAC”), which notice (“MAC Notice”) identifies and describes such change or event, and the actual or reasonably expected effects (including financial or economic effects) thereof, in reasonable detail, unless Acquiror agrees in writing within such fifty (50) day period to waive such condition in respect of the identified circumstances to the extent described in the MAC Notice for the purposes (only) of the condition to Closing provided for in Section 6.2(f), which shall not constitute a waiver by Acquiror of any other rights or remedies that Acquiror may have hereunder by reason of the occurrence of such circumstances or the related failure of such condition, nor shall it constitute a waiver by Acquiror of the conditions to Closing provided for in Section 6.2(f) in respect of the Noticed MAC if the actual or reasonably expected effects (including financial or economic effects) thereof are more adverse than as indicated in MAC Notice in respect thereof or (z) Acquiror is then in material breach of any representation, warranty, covenant or obligation of Acquiror in this Agreement such that an executive officer of Acquiror or Merger Sub would be unable to deliver the closing certificate to SPC regarding, respectively, Acquiror’s and Merger Sub’s respective representations and warranties and Acquiror’s and Merger Sub’s respective performances of their obligations as required pursuant to Section 6.1(c), and (i) such breach, condition or circumstance is not curable or, (ii) if curable, such breach, condition or circumstance is not cured within 30 days after written notice thereof is given by SPC to Acquiror and Merger Sub.
     Section 8.4 Termination by Acquiror.
     This Agreement may be terminated by Acquiror at any time before the Closing Date upon written notice to SPC and the Stockholders’ Representative, if SPC is then in material breach of any representation, warranty, covenant or obligation in this Agreement such that SPC would be unable to deliver the closing certificate to Acquiror regarding the representations and warranties of SPC and the performance of the obligations of SPC as required pursuant to Section 6.2(c), and (i) such breach is not curable or, (ii) if curable, such breach is not cured within 30 days after written notice thereof is given by Acquiror to SPC.
     Section 8.5 Effect of Termination and Abandonment.
     Each party’s respective right of termination under this Article VIII is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to this Article VIII, no party to this Agreement shall have any liability to any other party to this Agreement, and this Agreement shall be deemed null and void and of no further force and effect; provided, however, that, if this Agreement is terminated because of an intentional or willful breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied and the other party is a Proximate Cause Party based on an intentional or willful breach of its obligations under this Agreement, the terminating party shall retain all rights and remedies available to it in respect of such termination. Termination of this Agreement will not terminate the obligations of any party under the SPC Confidentiality Agreement.
     Section 8.6 Extension, Waiver.
     At any time before the Effective Time, any party hereto, upon written notice to all parties hereto, may, to the extent legally allowed,
     (a) Extend the time for the performance of any of the obligations or other acts of the other parties;
     (b) Waive any inaccuracies in the representations and warranties made to such party contained in this Agreement or in any document delivered pursuant hereto; or
     (c) Subject to applicable Legal Requirements, waive compliance with any of the agreements or conditions for the benefit of such party contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in writing signed on behalf of such party.
ARTICLE IX
SURVIVAL; INDEMNIFICATION; REMEDIES
     Section 9.1 Survival.
     (a) All of the representations and warranties, and all of the covenants and obligations to the extent such covenants and obligations are to be performed prior to or at Closing, of the parties set forth in this Agreement or any other certificate or document signed by an officer of SPC delivered or required to be delivered pursuant to this Agreement shall survive the Closing until two (2) years after the Effective Time, except for the representations and warranties contained in (i) Section 3.2(a) (Enforceability; Authority) and Section 3.3 (Capitalization) which shall survive the Closing indefinitely; and (ii) Section 3.14 (Taxes) which shall survive until thirty (30) days after the expiration of all relevant statutes of limitation (including extensions thereof). All covenants, agreements and undertakings of the parties contained in this Agreement to be performed after Closing shall survive until fully performed or fulfilled; except that (i) the indemnification obligation of the Stockholders’ Representative in Section 9.2(a)(iv) shall expire four (4) years after the date hereof, and (ii) the indemnification obligation of the Stockholders’ Representative in Section 9.2(a)(iii) shall survive until thirty (30) days after the expiration of all relevant statutes of limitations (including any extensions thereof). The foregoing survival periods shall in all cases be subject to the provisions of Section 9.1(b) below.
     (b) No action for indemnification, reimbursement or any other remedy pursuant to this Article IX may be brought with respect to breaches of representations, warranties, covenants or agreements beyond the date upon which the representation, warranty, covenant or agreement survives as provided above; provided, however, that, if, prior to such applicable date, an Indemnified Party shall have notified the Stockholders’ Representative or Acquiror, as the case may be, in writing of a specific matter or claim for indemnification under this Article IX (whether or not a suit or other action shall have been commenced in connection with such matter or claim) and such notice identifies the nature of such action with reasonable specificity, such Indemnified Party shall be entitled to be indemnified with respect to such matter or claim in accordance with this Article IX notwithstanding the passage of such applicable date.
     Section 9.2 Indemnification by the Stockholders’ Representative.
     (a) General. Subject to the limitations set forth in this Agreement including, but not limited to, Sections 9.1 and 9.2(c), the Stockholders’ Representative, in the manner further specified below, shall indemnify and hold harmless Acquiror, Merger Sub and their respective successors, assigns, stockholders, directors, officers, employees, agents and Related Persons (collectively, the “Acquiror Indemnified Parties”) from and against, and shall reimburse the Acquiror Indemnified Parties for, any and all Losses, caused by, directly or indirectly resulting from or arising in connection with: (i) any breach of any representation or warranty made by SPC in this Agreement or any other certificate or document signed by an officer of SPC delivered or required to be delivered pursuant to this Agreement; (ii) any breach or violation of, or failure to perform, any covenant, agreement, undertaking or obligation of SPC set forth in this Agreement or any other certificate or document signed by an officer of SPC delivered or required to be delivered pursuant to this Agreement; (iii) (A) all Pre-Closing Taxes (or the nonpayment thereof) of SPC, any Affiliate of SPC and each Radio Subsidiary; (B) all Taxes of any member of an affiliated, combined or unitary group of which SPC, any Affiliate of SPC and each Radio Subsidiary is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar Legal Requirement; (C) any and all Taxes of any Person (other than SPC, and each Radio Subsidiary) imposed on SPC, any Affiliate of SPC, or a Radio Subsidiary as a transferee or successor, by contract or pursuant to any Legal Requirement, which Taxes relate to an event or transaction occurring on or before the Closing Date (collectively, the “Excluded Taxes”); (iv) any of the Excluded Liabilities; or (v) any Losses arising in respect of Dissenting Shares. For the avoidance of doubt, the Stockholders’ Representative has elected to control any Proceeding with respect to Dissenting Shares under Section 262 of the DGCL in accordance with Section 9.4 and in respect thereof shall have the rights and obligations of an Indemnifying Party under such Section 9.4 Losses of the Acquiror Indemnified Parties as to any matter or claim as to which indemnification hereunder may be due shall be reduced by the amount of any such payment in respect thereof received by any such party from the Escrow Account pursuant to the terms of the Escrow Agreement or otherwise to the extent subtracted from the Base Merger Consideration when calculating the Closing Merger Payment.

     (b) Certain Litigation. Acquiror, in consultation with SPC, shall make a good faith determination of the Losses incurred (but unpaid as of Closing) and likely to be thereafter incurred with respect to the litigation relating to the Bridge Capital matter identified with more particularity on Schedule 3.18 (the “Bridge Capital Matter”). Such estimated amount shall be paid by Acquiror at Closing into the Escrow Account pursuant to Section 2.9 and is referred to herein as the “Bridge Capital Escrow Amount.” Such Losses as are actually incurred with respect to the Bridge Capital Matter are referred to herein as the “Bridge Capital Losses”. For the avoidance of doubt, the parties agree that the Stockholders’ Representative has elected to control the defense of the Bridge Capital Matter in accordance with Section 9.4 and in respect thereof shall have the rights and obligations of an Indemnifying Party under such Section 9.4. Promptly following a final non-appealable order or final settlement in respect of the Bridge Capital Matter, the Bridge Capital Escrow Amount shall be disbursed by the Escrow Agent in the manner specified in the Escrow Agreement in respect thereof. Subject to the limitations set forth in this Agreement, the Stockholders’ Representative shall indemnify and hold harmless the Acquiror Indemnified Parties from and against, and shall reimburse the Acquiror Indemnified Parties for, any and all Bridge Capital Losses.
     (c) Limitations on Indemnification.
     (1) Except as provided in clause (3) below, the Stockholders’ Representative shall have no liability for indemnification pursuant to this Article IX in excess of the Escrow Amount.
     (2) Except for the matters subject to indemnification which are referenced in clause (3) below, the Stockholders’ Representative shall not be liable for Losses arising in connection with its indemnification obligations pursuant to Section 9.2(a)(i) and 9.2(a)(ii) (excluding indemnification in respect to the covenants in Article II and Sections 5.7 and 5.8(l) hereof, which shall not be subject to the limitations in this Section 9.2(c)(2)), until the amount of Losses incurred by the Acquiror Indemnified Parties exceeds $4 million in the aggregate. If the aggregate amount of such Losses exceed $4 million, the Stockholders’ Representative shall be liable for all such Losses only to the extent in excess of $4 million.
     (3) Without regard to any of the limitations provided for in Sections 9.2(c)(1) or 9.2(c)(2), but subject to the provisions of Section 9.1, the Stockholders’ Representative shall be liable for all indemnification obligations under (A) Section 9.2(a)(i) in respect of the representations and warranties in Sections 3.2(a), 3.3 and 3.14, (B) Sections 9.2(a)(iii), (iv) and (v), and (C) Section 9.2(b). Any claim against the Stockholders’ Representative made in accordance with the provisions of this Agreement by any Person shall be satisfied solely from the assets owned or held by the Stockholders’ Representative in trust or otherwise and amounts held under the Escrow Agreement, and no trustee, member, stockholder, director, officer or employee of the Stockholders’ Representative shall have any personal liability with respect to any such claim. In the event that the Stockholders’ Representative fails to pay the Indemnified Parties any amount owing under this Article IX, the Indemnified Parties may exercise their right with respect to such unpaid amounts pursuant to the terms and conditions of the Indemnity Agreements.
     Section 9.3 Indemnification by Acquiror and SPC.
     Acquiror and SPC hereby agree that from and after the Closing, they shall, jointly and severally indemnify, defend and hold harmless the SPC Stockholders and the Stockholders’ Representative, their respective Affiliates and their respective directors, officers, stockholders, partners, members, attorneys, accountants, agents, representatives and employees and their respective heirs, successors and permitted assigns, each in their capacity as such (the “SPC Indemnified Parties” and collectively with the Acquiror Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the SPC Indemnified Parties, whether in respect of third-party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from (a) any breach of any representation or warranty made by Acquiror in this Agreement or any other certificate or document signed by an officer of Acquiror delivered or required to be delivered pursuant to this Agreement, (b) any breach of a covenant or obligation of Acquiror contained in this Agreement or any other certificate or document delivered or required to be delivered pursuant to this Agreement or (c) the operation or ownership of the Business following the Closing other than matters covered by the indemnification obligations of the Stockholders’ Representative pursuant to Section 9.2.
     Section 9.4 Third-Party Claim Indemnification Procedures.
     (a) Upon any Indemnified Party’s receipt of notice of assertion of any claim or demand by a third party against an Indemnified Party for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder (a “Third-Party Claim”), such Indemnified Party shall promptly, but in no event more than twenty (20) days following such Indemnified Party’s receipt of a Third-Party Claim, notify the Indemnifying Party in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then reasonably ascertainable (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall not affect the rights of an Indemnified Party hereunder, except to the extent that such failure materially prejudices the Indemnifying Party’s defense of, or other rights available to the Indemnifying Party with respect to, such Third-Party Claim. The Indemnifying Party shall have twenty (20) days (or such lesser number of days set forth in the Claim Notice as may be required by a Proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim; provided, however, that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnifying Party has failed to defend or is failing to defend in good faith the Third-Party Claim, (iii) the Indemnifying Party and the Indemnified Party (other than SPC) are both named parties to the Proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (iv) in the case of a Acquiror Indemnified Party, it is reasonably likely that the Losses arising from such Third-Party Claim will exceed the amount such Acquiror Indemnified Party will be entitled to recover as a result of the limitations set forth in Section 9.2(b); provided, further, that prior to assuming control of such defense, the Indemnifying Party must acknowledge that it would have an indemnity obligation for any Losses resulting from such Third-Party Claim.
     (b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim and subject to Section 9.4(a), the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. In the event the Indemnified Party elects to participate in any such defense, the Indemnifying Party shall not be liable to the Indemnified Party for any fees of counsel or other expenses incurred by the Indemnified Party in connection with the defense of such Third-Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third-Party Claim unless (i) the Indemnifying Party shall have agreed to indemnify and hold the Indemnified Party harmless from and against any and all Losses caused by or arising out of any such settlement or compromise, (ii) such settlement or compromise shall include as an unconditional term thereof the giving by the claimant of a release of the Indemnified Party from all liability with respect to such Third-Party Claim, and (iii) such settlement or compromise involves no relief affecting the Indemnified Party including any adverse tax impact.
     (c) If the Indemnifying Party (i) is not entitled to defend a Third-Party Claim, (ii) elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (iii) after assuming the defense of a Third-Party Claim, fails to take reasonable steps necessary to defend diligently such Third-Party Claim within 10 days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; provided, however, that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim. The Indemnified Party shall not settle a Third-Party Claim for which the Indemnifying Party may have liability hereunder without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.
     (d) With respect to any Third-Party Claim subject to indemnification under Article IX: (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such other Person is not represented by its own counsel, (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim and (iii) if the Stockholders’ Representative is the Indemnifying Party, Acquiror shall cause SPC, each Affiliate of SPC and each Radio Subsidiary to, and SPC, each Affiliate of SPC and each Radio Subsidiary shall, take all actions and do all things necessary or desirable to permit or otherwise enable the Stockholders’ Representative to assume and maintain control of the defense of any Third-Party Claim, including by executing, signing and delivering all instruments, agreements, contracts or other documents necessary or desirable in connection with the foregoing (including, where applicable, powers of attorney or IRS Form 8821 (Tax Information Authorization) or a successor form).
     Section 9.5 Consequential Damages.
     Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Agreement for any consequential, punitive, special, incidental or indirect damages, including lost profits, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.
     Section 9.6 Payments.
     (a) The amount of any indemnification payable under any of the provisions of this Article IX shall be (i) net of any income Tax benefit (as determined by the Indemnified Party in reasonable good faith and in accordance with established Tax principles) actually realized by the Indemnified Party (including, in the case of the Acquiror Indemnified Parties, SPC and the Radio Subsidiaries) in any taxable period that includes the indemnification payment, or in any taxable period immediately succeeding the taxable period that includes the indemnification payment, by reason of the accrual or the payment of the liability giving rise to the indemnification (including, for the avoidance of doubt, any Tax benefit arising in a taxable period beginning after the Closing Date attributable to any adjustment to any Tax related to a taxable period (or portion thereof) ending on or before the Closing Date), and (ii) increased by the amount of any Tax detriment to the Indemnified Party (including, in the case of the

Acquiror Indemnified Parties, SPC and the Radio Subsidiaries) arising out of the accrual or receipt of the indemnification payment (including any amount payable pursuant to this clause (ii)). For purposes of the first sentence of this Section 9.6(a), the amount of any state income Tax benefit or cost shall take into account the federal income Tax effect of such benefit or cost. Also for purposes of this Section 9.6(a), a Tax benefit shall be treated as “actually realized” by any Person at the time at which the amount of Taxes payable by such Person is reduced (by comparing the Taxes payable with and without the Tax benefit) below the amount of Taxes that such Person would be required to pay (or the refund to which such Person is entitled is increased above the refund to which such Person otherwise would have been entitled) but for such incremental Tax benefit. In the event such Tax benefit is subsequently disallowed, the Indemnifying Party shall reimburse the Indemnified Party for the amount of such Tax benefit so disallowed (including interest).
     (b) The Stockholders’ Representative shall indemnify the Acquiror Indemnified Parties for any Tax detriment arising in a taxable period beginning after the Closing Date attributable to any adjustment to any Tax related to a taxable period (or portion thereof) ending on or before the Closing Date.
     (c) The Indemnifying Party shall pay all amounts payable pursuant to this Article IX promptly following receipt from an Indemnified Party of proof reasonably satisfactory to the Indemnifying Party of the Indemnified Party’s right to payment, in an amount equal to the Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party (i) in the case of a payment for which the Stockholders’ Representative is responsible, by wire transfer of immediately available funds from the Escrow Account to the extent the indemnification obligations is limited to the Escrow Account or Acquiror otherwise elects to recover the indemnification obligation, or any portion thereof, from the Escrow Account or otherwise from the Stockholders’ Representative to an account designated by Acquiror, and (ii) in the case of a payment by Acquiror, by wire transfer of immediately available funds to an account designated by the Stockholders’ Representative, in each case in an amount equal to the amount of any Loss for which it is liable hereunder no later than three days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (A) the parties to the dispute have reached an agreement in writing, (B) a court of competent jurisdiction shall have entered a final and non-appealable Order, or (C) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.
     Section 9.7 Characterization of Indemnification Payments.
     All payments made to an Indemnified Party in respect of any claim pursuant to this Article IX shall be treated as adjustments to the Exchange Merger Consideration for all income Tax purposes. The parties agree to treat, and to cause their respective Affiliates to treat, any such payments in the foregoing manner for all income Tax purposes (unless otherwise required by applicable income Tax Legal Requirement).
     Section 9.8 Remedies.
     From and after the Closing, the rights and remedies of SPC, the Stockholders’ Representative, on behalf of the SPC Stockholders, and Acquiror under this Article IX shall be exclusive and in lieu of any and all other rights and remedies that such parties may have under this Agreement or otherwise against each other with respect to the Transaction for monetary relief with respect to any breach of any representation or warranty or any failure to perform any covenant or obligation set forth in this Agreement, and each party to this Agreement expressly waives any and all other rights or causes of action it or its Affiliates may have against the other parties or their Affiliates for monetary relief now or in the future under any Legal Requirement with respect to the Transaction.
ARTICLE X
GENERAL PROVISIONS
     Section 10.1 Expenses.
     Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transaction, including all fees and expenses of its representatives. Acquiror will pay one-half and SPC will pay one-half of the HSR Act filing fee and the fees and expenses of the Escrow Agent under the Escrow Agreement. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.
     Section 10.2 Public Announcements.
     Notwithstanding anything to the contrary contained herein, SPC and Acquiror may each issue a press release or make a public announcement or communication relating to this Agreement and the transactions contemplated hereby upon the execution hereof and immediately following Closing; provided, that (i) no press release or similar public announcement or communication shall be made or caused to be made unless specifically approved in advance by the other party, which approval may not be unreasonably withheld or delayed, and (ii) no other press releases or similar public announcements or communications may be issued unless required by any applicable Legal Requirement (including any stock exchange listing requirement and public notice requirement of the FCC) and the party proposing to issue such press release or make such public announcement or communication has used its best efforts to obtain the specific approval of the other party before issuing such press release or making such public announcement or communication, which approval may not be unreasonably withheld or delayed.
     Section 10.3 Notices.
     All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

To Acquiror:		With Copies to:
CMP Susquehanna Corp.		Jones Day
3535 Piedmont Road, Building 14, 14th Floor		1420 Peachtree Street NE, Suite 800
Atlanta, Georgia 30305		Atlanta, Georgia 30309
Attention:	Lewis W. Dickey, Jr.	Attention: John E. Zamer, Esq.
Telephone:	(404) 260-6600	Telephone:	(404) 581-8266
Telecopy:	(404) 243-0742	Telecopy:	(404) 581-8330

To SPC:		With copies to:
Susquehanna Pfaltzgraff Co.		Hunton & Williams LLP
140 East Market Street		200 Park Avenue, 52nd Floor
York, Pennsylvania 17401		New York, NY 10166
Attention: Craig W. Bremer, Esq.		Attention:	Jeff Jones, Esq.
Telephone:	(717) 852-2305		Charles R. Monroe, Jr., Esq.
Telecopy:	(717) 771-1440	Telephone:	(212) 309-1000
		Telecopy:	(212) 309-1100
     Section 10.4 Governing Law; Jurisdiction; Service of Process.
     (a) THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY CHOICE OF LAW PROVISIONS THEREOF THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION).
     (b) Any Proceeding arising out of or relating to this Agreement or the Transaction may be brought in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or the Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.
     Section 10.5 Waiver of Jury Trial.
     EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     Section 10.6 Waiver; Remedies Cumulative.
     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Legal Requirements, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     Section 10.7 Entire Agreement and Modification.
     This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (except the SPC Confidentiality Agreement, which shall remain in full force and effect as provided for therein) and constitutes (along with the schedules hereto, other documents delivered pursuant to this Agreement and the SPC Confidentiality Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. In respect of the SPC Confidentiality Agreement, SPC agrees that Acquiror and its representatives may provide the confidential information covered thereby, and SPC will provide reasonably appropriate access rights, to any prospective radio industry merger partner hereafter identified by Acquiror and to the representatives thereof, and in this regard, Acquiror agrees to obtain from such party a non-disclosure agreement, to which SPC and Acquiror are parties, containing confidentiality provisions comparable in all material respects to the terms of the SPC Confidentiality Agreement.
     Section 10.8 Amendment.
     This Agreement may be amended by the parties hereto only pursuant to an instrument in writing signed on behalf of each of the parties.
     Section 10.9 Disclosure Schedules.
     The disclosure of any matter in any Section relating to representations of SPC, Acquiror or Merger Sub shall not be deemed to constitute an admission by SPC, Acquiror or Merger Sub or to otherwise imply that any such matter is material for the purposes of this Agreement, unless the inclusion of such matter in such Schedule is required to make the representation true.
     Section 10.10 Assignments, Successors and No Third-Party Rights.
     No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party; provided that Acquiror, with the consent of SPC (such consent not to be unreasonably withheld), may assign its rights and obligations hereunder to any Affiliate of or Related Person to Acquiror. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 10.9.
     Section 10.11 Severability.
     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     Section 10.12 Construction.
     The headings of Articles and Sections and the table of contents in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles” and “Sections” refer to the corresponding Articles and Sections of this Agreement.

     Section 10.13 Execution of Agreement.
     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
     Section 10.14 Enforcement of Agreement.
     The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its specific terms or as otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York court, this being in addition to any other remedy to which they are entitled at law or in equity. In any such action for specific performance, no party will be required to post a bond.
     Section 10.15 Schedules.
     The Schedules referred to in this Agreement are the Schedules that have been delivered on or before the date hereof to Acquiror and SPC, attached to officer’s certificates from the party responsible for delivering such Schedules under this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

CMP SUSQUEHANNA CORP.

By:	/s/ Lewis W. Dickey Name: Lewis W. Dickey
Title: Chairman, President and Chief
Executive Officer

CMP MERGER CO.

By:	/s/ Lewis W. Dickey Name: Lewis W. Dickey
Title: Chairman, President and Chief
Executive Officer

SUSQUEHANNA PFALTZGRAFF CO.

By:	/s/ William H. Simpson Name: William H. Simpson
Title: President

STOCKHOLDERS’ REPRESENTATIVE

By:	/s/ Craig W. Bremer Name: Craig W. Bremer
Title: Initial Stockholders’ Representative
Signature Page Agreement and Plan of Merger

Exhibit A
Principal Stockholder’s Agreement
A-1

Exhibit B
Escrow Agreement
B-1

Exhibit C
Form of Indemnity Agreement
C-1

Exhibit D
Principal Stockholder LLCs
D-1

Exhibit E
SPC Certificate of Incorporation
E-1

Exhibit F
SPC By-laws
F-1

Exhibit G
Written Consent
G-1